Exhibit 2.1 EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BRACCO DIAGNOSTICS, INC.,

EAGLE ACQUISITION SUB, INC.,

E-Z-EM, INC.

and

BRACCO IMAGING S.P.A.

(for the limited purposes specified herein)

Dated as of October 30, 2007

TABLE OF CONTENTS
Page
ARTICLE 1 THE MERGER	1
SECTION 1.01	The Merger	1
SECTION 1.02	Closing	2
SECTION 1.03	Effective Time	2
SECTION 1.04	Effect of the Merger	2
SECTION 1.05	Certificate of Incorporation	2
SECTION 1.06	Bylaws	2
SECTION 1.07	Directors; Officers	2
SECTION 1.08	Effect on Capital Stock	2
SECTION 1.09	Treatment of Options.	4
ARTICLE 2 EXCHANGE OF CERTIFICATES	4
SECTION 2.01	Exchange Fund	4
SECTION 2.02	Exchange Procedures	5
SECTION 2.03	No Further Ownership Rights in Company Common Stock	5
SECTION 2.04	Termination of Exchange Fund	5
SECTION 2.05	No Liability	6
SECTION 2.06	Lost Certificates	6
SECTION 2.07	Withholding Rights	6
SECTION 2.08	Further Assurances	6
SECTION 2.09	Stock Transfer Books	6
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
SECTION 3.01	Corporate Organization	7
SECTION 3.02	Qualification to Do Business	7
SECTION 3.03	No Conflict or Violation	7
SECTION 3.04	Consents and Approvals	8
SECTION 3.05	Authorization and Validity of Agreement	8
SECTION 3.06	Capitalization and Related Matters	9
SECTION 3.07	Subsidiaries	10
SECTION 3.08	Company SEC Reports	11
SECTION 3.09	Absence of Certain Changes or Events	11
SECTION 3.10	Tax Matters.	12
SECTION 3.11	Absence of Undisclosed Liabilities	13
SECTION 3.12	Company Property	14
SECTION 3.13	Assets of the Company and its Subsidiaries	14
SECTION 3.14	Intellectual Property	14
SECTION 3.15	Licenses and Permits.	16
SECTION 3.16	Regulatory Matters	17
SECTION 3.17	Certifications; Product Safety	19

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SECTION 3.18	Compliance with Law; Sarbanes-Oxley Act	20
SECTION 3.19	Litigation	20
SECTION 3.20	Material Contracts	21
SECTION 3.21	Employee Plans	23
SECTION 3.22	Insurance	26
SECTION 3.23	Affiliate Transactions	26
SECTION 3.24	GPOs, Distributors and Independent Hospital Networks	26
SECTION 3.25	Labor Matters	26
SECTION 3.26	Environmental Matters	27
SECTION 3.27	No Brokers	28
SECTION 3.28	State Takeover Statutes	28
SECTION 3.29	Opinion of Financial Advisor	28
SECTION 3.30	Information Supplied	28
SECTION 3.31	Board Approval	28
SECTION 3.32	Vote Required	28
SECTION 3.33	Foreign Corrupt Practices and International Trade Sanctions	29
SECTION 3.34	Products	29
SECTION 3.35	No Other Representations or Warranties	29
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		30

SECTION 4.01	Organization	30
SECTION 4.02	No Conflict or Violation	30
SECTION 4.03	Consents and Approvals	30
SECTION 4.04	Authorization and Validity of Agreement	30
SECTION 4.05	No Brokers	31
SECTION 4.06	Information Supplied	31
SECTION 4.07	Merger Sub	31
SECTION 4.08	Sufficiency of Funds	31
SECTION 4.09	Ownership of Shares	31
SECTION 4.10	Vote/Approval Required	31
SECTION 4.11	No Other Representations or Warranties	32
ARTICLE 5 COVENANTS OF THE COMPANY	32
SECTION 5.01	Conduct of Business Before the Closing Date.	32
SECTION 5.02	Notice of Breach	35
SECTION 5.03	FDA Correspondence	35
SECTION 5.04	Section 409A	35
SECTION 5.05	Exemption from Liability Under SECTION 16(b)	35
ARTICLE 6 COVENANTS OF PARENT AND MERGER SUB	35
SECTION 6.01	Employee Benefits.	35
SECTION 6.02	Directors’ and Officers’ Indemnification and Insurance	36

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ARTICLE 7 ADDITIONAL COVENANTS OF THE PARTIES	38
SECTION 7.01	Preparation of Proxy Statement, Company Stockholders Meeting	38
SECTION 7.02	Access to Information; Preparation of December 31 Financial Statements; Confidentiality ;	39
SECTION 7.03	Commercially Reasonable Efforts	40
SECTION 7.04	Acquisition Proposal	43
SECTION 7.05	Stockholder Litigation	45
SECTION 7.06	Public Announcements	45
SECTION 7.07	Tyco LitigationM	46
SECTION 7.08	J.D. Edwards ERP Implementation Project	46
SECTION 7.09	Credit Facility	46
SECTION 7.10	Cimbar Agreement	46
ARTICLE 8 CONDITIONS PRECEDENT	47
SECTION 8.01	Conditions to the Merger	47
SECTION 8.02	Conditions to the Obligations of Parent and Merger Sub	48
SECTION 8.03	Conditions to the Obligations of the Company	49
SECTION 8.04	Frustration of Closing Conditions	49
ARTICLE 9 TERMINATION	49
SECTION 9.01	Termination	49
SECTION 9.02	Effect of Termination	51
SECTION 9.03	Fees and Expenses	52
SECTION 9.04	Amendment	53
SECTION 9.05	Extension; Waiver	53
ARTICLE 10 MISCELLANEOUS	53
SECTION 10.01	Non-Survival of Representations, Warranties and Agreements	53
SECTION 10.02	Successors and Assigns	53
SECTION 10.03	Governing Law; Jurisdiction; Remedies	53
SECTION 10.04	Severability; Construction	55
SECTION 10.05	Notices	55
SECTION 10.06	Entire Agreement	57
SECTION 10.07	Parties in Interest	57
SECTION 10.08	Section and Paragraph Headings	57
SECTION 10.09	Counterparts	57
SECTION 10.10	Company Disclosure Schedule	57
SECTION 10.11	Bracco Imaging	57
SECTION 10.12	Definitions	58

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 30, 2007 (this “Agreement”), by and among BRACCO DIAGNOSTICS, INC., a Delaware corporation (“Parent”), EAGLE ACQUISITION SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), E-Z-EM, INC., a Delaware corporation (the “Company”), and, for the limited purposes specified herein, Bracco Imaging S.p.A., a corporation organized under the laws of the Republic of Italy (“Bracco Imaging”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 1.08(b) and, except as provided in Section 1.08(e), Appraisal Shares, will be converted into the right to receive $21.00 per share in cash, without interest (the “Merger Consideration”);

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company, who collectively ownapproximately 33.8% of the Company Common Stock outstanding on the date hereof(collectively, the “Stockholders”), have entered into an agreement with Parent and the Company pursuant to which each Stockholder has agreed to vote and give a proxy with respect to the shares of Company Common Stock beneficially owned by such Stockholder in favor of this Agreement and the transactions contemplated hereby (including the Merger) and against any transaction or other action that would interfere with this Agreement or any of the transactions contemplated hereby (including the Merger) (the “Voting Agreement”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

SECTION 1.01        The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease by virtue of the Merger, and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its existence under the Laws of the State of Delaware.

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SECTION 1.02        Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.01, the closing of the Merger (the “Closing”) will take place on the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article 8, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Greenberg Traurig, LLP, The Met Life Building, 200 Park Avenue, New York, New York, unless another place is agreed to in writing by the parties hereto.

SECTION 1.03        Effective Time. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

SECTION 1.04        Effect of the Merger. From and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest entirely in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.05        Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein or by applicable Law.

SECTION 1.06        Bylaws. The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation, and thereafter may be amended as provided therein or by applicable Law.

SECTION 1.07        Directors; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and, unless otherwise directed by Parent in writing prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.08        Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

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(a)           Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.08(b) and, except as provided in Section 1.08(e), Appraisal Shares) shall be converted into the right to receive the Merger Consideration, without interest and subject to any required Tax withholding. At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration, without interest and subject to any required Tax withholding.

(b)           Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)           Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)           If prior to the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend or other stock distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Company Common Stock, then the Merger Consideration will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

(e)           Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the adoption of this Agreement or consented thereto and who has properly exercised appraisal pursuant to and in accordance with, and who has otherwise complied with, the provisions of Section 262 of the DGCL (“Section 262”), shall not be converted into the right to receive the Merger Consideration as provided in Section 1.08(a), but instead such holder shall be entitled only to payment of the appraised value of such Appraisal Shares in accordance with the provisions of Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses his, her or its rights to appraisal and payment under the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the appraised value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall

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have become, the right to receive the Merger Consideration as provided in Section 1.08(a). The Company shall serve prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Unless required by a final and non-appealable order, decree, ruling or injunction of a court of competent jurisdiction, the Company shall not, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 1.09	Treatment of Options.

(a)           Each option to purchase shares of Company Common Stock (individually a “Company Option” and collectively, the “Company Options”) outstanding immediately prior to the Effective Time pursuant to any Company Option Plan or otherwise will at the Effective Time be cancelled and the holder of such Company Option will, in full settlement of such Company Option, receive from the Company an amount (without interest and subject to any required Tax withholding), if any, in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option, whether or not vested or exercisable; provided that the aggregate amount of such payment shall be rounded down to the nearest whole cent. If the applicable exercise price of any Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled without payment of additional consideration, and all rights with respect to such Company Option shall terminate as of the Effective Time. Parent shall pay, or shall cause the Surviving Corporation to pay, the amount of cash payable in respect of each Company Option as soon as practicable following the Effective Time (but in no event later than ten (10) Business Days after the Effective Time). The holders of Company Options shall have no further rights in respect of any Company Options from and after the Effective Time.

(b)           Prior to the Effective Time, the Company shall adopt such resolutions and take such other actions as are necessary in order to (i) effectuate the actions contemplated by this Section 1.09 or to otherwise cancel the Company Options prior to the Effective Time and (ii) terminate each Company Plan, including providing notice to, or obtaining the consent of, each holder of a Company Option necessary or desirable to effect the provisions of this Section 1.09, in each case without paying any consideration or incurring any debts or obligations on behalf of the Company, Parent or the Surviving Corporation other than as contemplated by Section 1.09(a); provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

ARTICLE 2

EXCHANGE OF CERTIFICATES

SECTION 2.01        Exchange Fund. At or prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock,

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for exchange in accordance with Section 1.08, the cash to be paid pursuant to this Agreement in exchange for outstanding Company Common Stock. Any cash deposited with the Exchange Agent, and any interest or other distributions thereon, shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation, only in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (the “SEC”) or otherwise); provided that no such investment or losses thereon shall affect the Merger Consideration payable to former stockholders of the Company, and Parent shall promptly provide, or cause the Surviving Corporation to promptly provide, additional funds to the Exchange Agent for the benefit of the former holders of Company Common Stock in the amount of any such losses.

SECTION 2.02        Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to send to each record holder of a Certificate, (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for the payment of the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a check in the amount equal to the per share cash amount of the Merger Consideration (after giving effect to any required Tax withholdings), which such holder has the right to receive pursuant to Section 1.08. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration with respect to such Company Common Stock shall be paid to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

SECTION 2.03        No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon conversion of shares of Company Common Stock in accordance with the terms of Article 1 and this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

SECTION 2.04        Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six (6) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the

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Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.08.

SECTION 2.05        No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 2.06        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

SECTION 2.07        Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (“Treasury Regulations”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

SECTION 2.08        Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 2.09        Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by applicable Law. On or after the

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Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that (i) information disclosed in any section or subsection of the Company Disclosure Schedule shall be deemed to qualify all other sections and subsections of this Agreement to which such information relates, but only to the extent (x) such relationship is reasonably apparent or (y) such disclosure is cross-referenced in such other section or subsection of the Company Disclosure Schedule (or a reference to any attachments to such cross-referenced section or subsection) and (ii) all information disclosed in any subsection of Section 3.20 of the Company Disclosure Schedule shall be deemed to qualify for all purposes all other subsections of Section 3.20 of the Company Disclosure Schedule) or (b) any Company SEC Report filed with the SEC on or after August 17, 2006 and prior to the date of this Agreement (to the extent such disclosure does not constitute a “risk factor” or forward-looking statement and such disclosure is reasonably apparent on its face to pertain to such section or subsection of Article 3 below, and provided that any statement in any such Company SEC Report shall not be deemed disclosed for purposes of this Article 3 to the extent such statement has been modified or superseded or is otherwise inconsistent with the disclosure contained in any such subsequently filed Company SEC Report, in which case such statement, as so modified or superseded, shall be deemed to be disclosed for the purposes of this Article III), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01        Corporate Organization. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power to own its properties and assets and to conduct its business as now conducted. Copies of the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws, together with all amendments thereto to the date hereof (the “Company Organizational Documents”) and the organizational documents of each Subsidiary of the Company as currently in effect, with all amendments thereto to the date hereof, have been made available to Parent, and such copies are accurate and complete as of the date hereof.

SECTION 3.02        Qualification to Do Business. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.03        No Conflict or Violation. The execution, delivery and performance by the Company of this Agreement does not and will not (a) violate or conflict with any provision of any Company Organizational Documents or any of the organizational documents of the Subsidiaries of the Company as currently in effect, (b) assuming compliance with the matters

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referenced in Section 3.04 and receipt of the Company Stockholder Approval, violate any provision of applicable Law, or (c) other than as set forth in Section 3.03 of the Company Disclosure Schedule, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or to which any of their respective properties or assets is subject or result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of such note, bond, mortgage, indenture, lease, license, contract, agreement, instrument or obligation thereunder, or of any Licenses and Permits, except with respect to clauses (b) and (c), for any violations, breaches, defaults, conflicts or other occurrences that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.04        Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder, except for: (a) any antitrust, competition or other regulatory approvals and/or notifications required by or of any Governmental Entity in connection with the transactions contemplated by this Agreement, including under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the German Act Against Restraints of Competition, (iii) notice to the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to the provisions of Section 721 of Title VII of the Defense Production Act of 1950, as amended, and the regulations promulgated thereunder (the “Exon-Florio Provision”), (iv) notices to the Directorate of Defense Trade Controls, U.S. Department of State (“DDTC”) pursuant to Section 122.4 of the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130) (“ITAR”) and (v) the amendment of Establishment Registrations and Product Listings under the United States Food and Drug Administration’s (“FDA”) Establishment Registration and Product Listing regulations, as set forth in 21 C.F.R. Part 207 and Part 807 (all approvals under this Section 3.04(a) being the “Required Approvals”); (b) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the rules and regulations of NASDAQ; (c) state securities, takeover and “blue sky” laws; (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (e) such other consents, waivers, authorizations, declarations, notices, filings and registrations the failure of which to be obtained or made individually or in the aggregate (i) has not had and would not reasonably be expected to have a Company Material Adverse Effect or (ii) would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.05        Authorization and Validity of Agreement. The Company has the necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been

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duly authorized by the Board of Directors of the Company (the “Company Board”) and all other necessary corporate action on the part of the Company, other than the Company Stockholder Approval and the actions contemplated by Section 1.09(b), and, other than the Company Stockholder Approval and the actions contemplated by Section 1.09(b), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at Law) and (c) an implied covenant of good faith and fair dealing.

SECTION 3.06	Capitalization and Related Matters.

(a)           The authorized capital stock of the Company consists of 16,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.10 per share, of the Company (the “Preferred Stock”). At the close of business on October 26, 2007:

(i)            10,976,549 shares of Company Common Stock are issued and outstanding, including no restricted shares of Company Common Stock,

(ii)	no shares of Preferred Stock are issued and outstanding,

(iii)          89,205 shares of Company Common Stock are held by the Company as treasury shares,

(iv)          an aggregate of 1,974,994 shares of Company Common Stock are reserved and available for issuance pursuant to the Company’s 2004 Stock and Incentive Award Plan, 1983 Stock Option Plan and 1984 Stock Option Plan (the “Company Option Plans”), and of such shares, 1,278,819 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options and

(v)           an aggregate of 104,395 shares of Company Common Stock are reserved and available for issuance pursuant to the Company’s 1985 Employee Stock Purchase Plan (together with the Company Option Plans, the “Company Plans”).

Other than the Company Plans and as set forth in Section 3.06(a) of the Company Disclosure Schedule, there is no plan or other Contract providing for the grant of options, securities or other rights exercisable or exchangeable for or into shares of Company Common Stock by the Company or any of its Subsidiaries. No shares of Company Common Stock are owned by any Subsidiary of the Company. Section 3.06(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof, of all outstanding Company Options, the number of shares of Company Common Stock (or other capital stock) subject thereto, the grant dates, expiration dates, exercise prices and vesting schedules thereof, the names of the holders thereof and whether or not each holder is a current employee of the Company or any of its Subsidiaries and whether or not such Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.

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(b)           On the date hereof, except for the Company Options and as set forth in Section 3.06(a) of the Company Disclosure Schedule, no shares of capital stock of, or other equity or voting interests in, the Company, or any securities convertible into, or exchangeable for, any such stock, interests or securities, or any options, warrants, shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation or depreciation rights, performance stock awards and performance stock units, dividend equivalent rights, “phantom” stock awards or other agreements (to which the Company or any of its Subsidiaries is a party) or calls or rights to acquire or receive any such stock, interests or securities, or other rights that are linked in any way to the value of the Company Common Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding.

(c)           All outstanding shares of capital stock of the Company are, and all shares which are issuable pursuant to the Company Plans shall be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call or put option, right of first offer or refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound. Except as set forth in Section 3.06(a), there are no (i) bonds, debentures, notes or other evidences of indebtedness of the Company or any of its Subsidiaries and (ii) securities or other instruments or obligations of the Company or any of its Subsidiaries, in each case, the value of which is based upon or derived from any capital stock of, or other equity or voting interest in, the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote whether generally in the election of Company directors or in respect of any other matter for which holders of Company Common Stock are entitled to vote as a matter of Law or pursuant to the Company Organizational Documents. With respect to the Company Options, (A) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (B) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (C) each such grant was made in accordance with the terms of the Company Plans, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of NASDAQ, (D) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable date of grant of such Company Option and (E) each such grant was properly accounted for in accordance with U.S. GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws. The provisions of the Company Option Plans and the grant agreements governing the Company Options permit the Company Options to be treated in accordance with Section 1.09.

SECTION 3.07        Subsidiaries. Except as set forth in Section 3.07 of the Company Disclosure Schedule, each Subsidiary of the Company is listed on Exhibit 21 of the Company’s

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Annual Report on Form 10-K for the fiscal year ended June 2, 2007. Other than those Subsidiaries, neither the Company nor any of its Subsidiaries, directly or indirectly, owns, or holds any rights to acquire, any capital stock or any other securities, interests or investments in any other Person.

SECTION 3.08	Company SEC Reports.

(a)           Since June 3, 2004, the Company has filed or otherwise transmitted each registration statement, prospectus, definitive proxy statement or information statement, form, report, schedule and other document (together with all amendments thereof and supplements thereto) required to be filed by the Company pursuant to the Exchange Act or the Securities Act, each as in effect as of the date of the respective filing (as such documents have since the time of their filing been amended or supplemented, the “Company SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), each as in effect as of the date of the respective filing, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than to the extent such statement or fact was provided to the Company by, or on behalf of, Parent specifically for inclusion in the Proxy Statement). Each of the Company SEC Reports, if not yet filed, when so filed will comply in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, each as in effect as of the date of the respective filing. As of the date of this Agreement, (i) there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports and (ii) to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing review, comment or investigation by the SEC. None of the Subsidiaries of the Company are, or have been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b)           The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

SECTION 3.09        Absence of Certain Changes or Events. Except as disclosed in Section 3.09 of the Company Disclosure Schedule, since June 3, 2007, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, (b) there has not been any Company Material

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Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken any action that if taken after the date of this Agreement, would have required the consent of Parent under Section 5.01.

SECTION 3.10	Tax Matters.
(a)          (i) The Company and each of its Subsidiaries has filed when due with the appropriate governmental entities all Tax Returns it was required by applicable Law to file; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) the Company and each of its Subsidiaries has timely paid all material Taxes (except for Taxes which are being contested in good faith by appropriate proceedings) due with respect to the taxable periods covered by such Tax Returns and all other material Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any tax return); and (iv) any liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with U.S. GAAP.

(b)           The Company has delivered or made available to Parent correct and complete copies of all federal, state, local and foreign Income Tax Returns filed by the Company or any of its Subsidiaries since May 31, 2002.

(c)           There is no material action, suit, proceeding, investigation, audit or claim now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any material claim for additional Tax been asserted in writing by any taxing authority since May 31, 2002. Since May 31, 2002, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d)           (i) There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; and (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax-sharing, Tax indemnity, Tax allocation, pre-filing, or advance pricing agreement or similar arrangements, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(e)           The Company and each of its Subsidiaries has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f)            The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)           Neither the Company nor any of its Subsidiaries has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code or under any comparable state or local Tax provision.

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(h)           Except as set forth in Section 3.10 of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries shall be required to include in a taxable period ending after the Closing taxable income attributable to income that accrued in a prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state or local Tax law, or for any other reason.

(i)            Other than with respect to the Company’s spin-off of AngioDynamics in 2004, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)            There is no material Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

(k)           Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) except as set forth in Section 3.10 of the Company Disclosure Schedule, has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l)            Neither the Company nor any of its Subsidiaries is or ever has been a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.

(m)          Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “reportable transaction” or “listed transaction” for purposes of Code Section 6707A(c) or Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

SECTION 3.11        Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Reports filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (iii) are incurred as expressly provided in this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice or (v) individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (B) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

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SECTION 3.12	Company Property.

(a)           Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”) as of the date hereof. Except for matters that individually or in the aggregate have not had or would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have good, marketable and valid fee title to all of the Owned Real Property free and clear of Liens other than Permitted Liens.

(b)           Except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Subsidiary enjoys peaceful and undisturbed possession of the Leased Real Property pursuant to the Leases.

(c)           Except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, none of the Company Property is subject to any option, lease, sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof or to obtain title to all or any portion of such property.

(d)           Except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, all equipment and machinery located in the Company’s manufacturing facility in Quebec, Canada are in good operating condition and repair and generally suitable in all respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained.

SECTION 3.13        Assets of the Company and its Subsidiaries. (a) The Company or a Subsidiary of the Company has good title, free and clear of any Liens (other than Permitted Liens), to, or a valid leasehold interest under enforceable leases in, all material furniture, fixtures, equipment, operating supplies and other personal property necessary to conduct the business of the Company as conducted immediately prior to the date of this Agreement and (b) there are no material assets, properties, rights or interests of any kind or nature that the Company or any of its Subsidiaries has been using, holding or operating in their business prior to the Closing that will not be held or owned by each of the Company or its Subsidiaries immediately following the Closing.

SECTION 3.14	Intellectual Property.

(a)           Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and current list of all issued patents and patent applications, registered trademarks and service marks, trademark and service mark applications, domain names, and copyright registrations and applications that, in each case, are owned by or licensed to the Company or any of its Subsidiaries (“Registered Intellectual Property”). The Company and its Subsidiaries also own or license from third parties certain works of authorship in various media, trade names, confidential or proprietary information, trade secrets or know how rights, intellectual property rights in computer programs or software (including without limitation source code and object code), confidential information, database rights, or other types of intellectual property or proprietary

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rights that are material to the conduct of the business of the Company or its Subsidiaries as currently conducted (“Material Unregistered Intellectual Property”). The Registered Intellectual Property and the Material Unregistered Intellectual Property are collectively referred to herein as “Intellectual Property”. The Intellectual Property constitutes all intellectual property necessary to conduct of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company and its Subsidiaries and except as would not be reasonably expected to have a Company Material Adverse Effect, the Intellectual Property is valid, subsisting, and enforceable. To the Knowledge of the Company and its Subsidiaries as of the Closing Date, except as set forth on Section 3.14 of the Company Disclosure Schedule, no governmental or administrative agency fees, office action responses, maintenance filings, or other required actions with respect to the Registered Intellectual Property fall due within 30 days of the Closing Date.

(b)           Except as set forth in Section 3.14(b) of the Company Disclosure Schedule or in Section 3.14(f) of the Company Disclosure Schedule, the Company or one of its applicable Subsidiaries is the sole owner of all right, title, and interest in and holds good title to the Intellectual Property, free and clear of all Liens other than Permitted Liens, or holds a valid and enforceable license to use the Intellectual Property. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule or in Section 3.14(f) of the Company Disclosure Schedule or Section 3.20 of the Company Disclosure Schedule, the Company and its Subsidiaries are not restricted from assigning their rights in any Intellectual Property.

(c)           Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, to the Knowledge of the Company and except as would not be reasonably expected to have a Company Material Adverse Effect, no third party (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing or has misappropriated any Intellectual Property. Neither the Company nor any of its Subsidiaries has made any claim of any infringement or misappropriation by any third party of rights to any Intellectual Property, which claim is pending as of the Closing Date.

(d)           Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, to the Knowledge of the Company: (i) the conduct of the business of the Company and its Subsidiaries as conducted on the Closing Date does not infringe or misappropriate any intellectual property or proprietary right of any third party; and (ii) there are no claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with regard to the rights of the Company or any of its Subsidiaries in any Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries are in material compliance with all relevant agreements governing the use or exploitation of any Intellectual Property.

(e)           Except as set forth in Schedule 3.14(e) the consummation by the Company of the transactions contemplated by this Agreement will not (i) alter, impair or result in the termination of any Intellectual Property or (ii) result in the creation of any Lien (other than a Permitted Lien) with respect to any of the Intellectual Property.

(f)            Section 3.14(f) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of the written agreements under which the Company or any of its Subsidiaries is obligated to make payments to third parties for use of any Intellectual Property with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured

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by or under development by the Company or any of its Subsidiaries and for which such payments are in excess of $100,000 per year for any single product.

(g)           Except as set forth on Section 3.14(g) of the Company Disclosure Schedule or as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all current officers, senior directors, engineers, and research and development (R & D) employees of the Company or its Subsidiaries, and all former officers, senior directors, engineers, and research and development (R & D) employees who left the employment of the Company or its Subsidiaries within the ten-year period prior to the Closing Date, and all contractors and consultants engaged by the Company or its Subsidiaries within the ten-year period prior to the Closing Date and involved in the creation of Intellectual Property have executed written agreements (i) requiring them to maintain the confidentiality of such Intellectual Property to the extent that it consists of confidential information and/or trade secrets and (ii) assigning to the Company or its Subsidiaries, as applicable, all right, title and interest in and to any inventions and any other Intellectual Property created by such officers, senior directors, engineers, research and development (R & D) employees, contractors, or consultants in conjunction with their work for or on behalf of the Company within the ten-year period prior to the Closing Date.

(h)           The Company and its Subsidiaries do not own, use, or distribute any software that incorporates or uses any “free software” or “open source software” in a manner that would require that the Company or any of its Subsidiaries : (i) disclose any source code to third parties; or (ii) license to third parties any source code for the purpose of making derivative works thereof; or (iii) make available any source code for redistribution by any third party.

SECTION 3.15	Licenses and Permits.

(a)           Except as provided in Section 3.16 or for matters that individually or in the aggregate (x) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (y) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (i) the Company and its Subsidiaries have, and are in compliance with, all licenses, permits, franchises, registrations, authorizations and approvals issued or granted by any Governmental Entity for the conduct of their respective businesses (the “Licenses and Permits”) and have taken all necessary action to maintain such Licenses and Permits and (ii) the Licenses and Permits are sufficient and adequate to permit the continued lawful conduct of the business of the Company and its Subsidiaries, and none of the operations of the Company or its Subsidiaries are being conducted in a manner that violates any of the terms or conditions under which any License and Permit was granted.

(b)           Except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, each License and Permit is valid and in full force and effect, and no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or administrative or judicial proceeding seeking to revoke, reconsider the grant of, cancel, suspend, declare invalid or modify any of the Licenses and Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Entity. As of the date hereof, no notices have

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been received by, and, to the Knowledge of the Company, no claims have been filed against, the Company or its Subsidiaries alleging a failure to hold any Licenses or Permits.

SECTION 3.16	Regulatory Matters.

(a)           The Company and its Subsidiaries manufacture, market, test and distribute and, since June 3, 2004, have manufactured, marketed, tested and distributed their own products in compliance with the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and all applicable rules and regulations of the FDA or similar applicable Laws in any state or foreign jurisdiction, including, but not limited to, current “Good Manufacturing Practices,” “Quality System Regulation,” “Adverse Event Reporting,” “Medical Device Reporting” and those Laws related to investigational use of drugs and medical devices, marketing medical devices and drugs, and marketing unapproved “grandfathered drugs,” regulations regarding labeling, advertising and record-keeping, in compliance with the Company’s and its Subsidiaries’ quality control procedures in effect at the time of manufacture, where the failure to be in such compliance has, individually, or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect. All of the products currently sold by the Company and its Subsidiaries have been approved or cleared for marketing by the FDA, unless approval or clearance is not required, as the case may be, and all other applicable Governmental Entities performing functions similar to those performed by the FDA. Neither the Company nor any of its Subsidiaries promotes or, to the Knowledge of the Company, has promoted any “off-label” use for such products in violation of existing Law or current regulatory interpretations, or received any notice in writing from the FDA or any Governmental Entity performing functions similar to those performed by the FDA alleging such illegal promotion. Neither the Company nor any Subsidiary has received any written notice or other communication from the FDA, or any other Governmental Entity, that has not been fully and satisfactorily responded to and resolved, questioning its manufacturing, distribution or reporting practices or threatening to revoke or curtail any product clearance or approval or otherwise alleging any violation of the FDCA, its regulations or Law applicable to any products of the Company or its Subsidiaries. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, none of the products of the Company or its Subsidiaries has been recalled, withdrawn, suspended or discontinued by the Company or its Subsidiaries in the United States or outside the United States, whether voluntary or involuntary. As of the date hereof, to the Knowledge of the Company, there exists no basis for any action by it, the FDA or any other applicable Governmental Entity performing functions similar to those performed by the FDA to revoke, recall, suspend, cancel or withdraw any product, or product approval, clearance, registration, license or other authorization or permit with respect to any product of the Company or its Subsidiaries. All United States and international regulatory approvals or pre-market notifications therefor are owned either by and registered in the name of the Company or one of its Subsidiaries, or in the name of a licensed distributor, and are in full force and effect.

(b)           Neither the Company nor any of its Subsidiaries has failed to file with the FDA or any applicable Governmental Entity performing functions similar to those performed by the FDA any material required filing, declaration, listing, registration, report or submission; all such filings, declarations, listings, registrations, reports or submissions were to the Knowledge of the Company in compliance with applicable Laws when filed, and no unresolved deficiencies have been asserted by any applicable regulatory authority with respect to any such filings,

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declarations, listing, registrations, reports or submissions which, individually or in the aggregate, have had or could be reasonably expected to have a Company Material Adverse Effect.

(c)           Any clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company or its Subsidiaries were and, if still pending, are to the Knowledge of the Company being conducted in accordance in all material respects with “Good Clinical Practices” and all United States and foreign Laws, as applicable, including the Laws of those States that address clinical trials. As of the date hereof, the Company has no Knowledge of other studies or tests the results of which contain any significant or material inconsistencies with the Company’s or its Subsidiaries’ studies or tests or otherwise call into question the safety or efficacy of the Company’s or its Subsidiaries’ products. Neither the Company nor any of its Subsidiaries has received any written notices or other correspondence from an institutional review board or study site, the FDA or any other applicable Governmental Entity performing functions similar to those performed by the FDA with respect to any of these ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(d)           To the Knowledge of the Company, neither the Company, nor any of its Subsidiaries, nor any employee of the Company, nor any of its Subsidiaries or any Person retained by the Company or any of its Subsidiaries, has made on behalf of the Company or any of its Subsidiaries any false statement or material omissions in any application or other submission relating to products governed by the Department of Health and Human Services or other Governmental Entity.

(e)           To the Knowledge of the Company, all of the manufacturing facilities and operations of the Company and its Subsidiaries of finished products sold in the United States are in material compliance with applicable FDA regulations, including current Good Manufacturing Practices, when applicable, and meet quality standards set by the FDCA, except where the failure to be in such compliance or to meet such standards has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)            The products sold by the Company and its Subsidiaries in the United States are generally classified either as over-the-counter drugs under 21 U.S.C. § 353(b)(i), “grandfathered drugs” under 21 U.S.C. § 321(p)(1), or as Class I and Class II Medical Devices (as defined in 21 U.S.C. § 360c(a)(1)(A) and (B) and the applicable rules thereunder). The Company and its Subsidiaries, and the products sold by the Company and its Subsidiaries, are in compliance in all material respects with all current and otherwise applicable Laws administered or issued by the FDA and any other applicable Governmental Entity performing functions similar to those performed by the FDA, except where the failure to be in such compliance has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect.

(g)           The Company has made available to Parent all material complaints maintained by the Company and its Subsidiaries (as required by 21 C.F.R. Parts 211 and 820) and all Product Adverse Event Reports or Medical Device Reports received or compiled by the Company and its Subsidiaries since June 3, 2004. To the Knowledge of the Company, all such

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complaints that it was required to report to the FDA or comparable Governmental Entity it reported as required by Law.

(h)           Except as noted in Schedule 3.16(h), to the Knowledge of the Company neither the Company nor any of its Subsidiaries has committed any act, made any statement or failed to make any statement that would violate the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar laws, rules or regulations, whether under the jurisdiction of the FDA or any Governmental Entity, and any amendments thereto. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any officer, employee, or third party vendors of any of the Company or its Subsidiaries, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or any similar state or foreign law or regulation or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar state or foreign law or regulation.

(i)            To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is being investigated by the Office of Inspector General of the Department of Health and Human Services with respect to any matter arising under titles XI, XVIII, or XIX of the Social Security Act, or the implementing regulations. Neither the Company nor any of its Subsidiaries (i) has been excluded from participating in any federal health care program, (ii) has paid a civil money penalty under Title XI of the Social Security Act, or (iii) employs any individual who has been excluded from participating in any federal health care program.

SECTION 3.17	Certifications; Product Safety.

(a)           All operations of the Company and its Subsidiaries have achieved and substantially maintained all required ISO (International Organization for Standardization) and quality certifications and are compliant, in all material respects, with the applicable FDA Good Manufacturing Practice and Quality System Regulations. There are no Actions pending or, to the Knowledge of the Company, threatened in writing, to audit, repeal, fail to renew or challenge any such certification. Each product distributed, sold, or leased, or service rendered, by the Company and its Subsidiaries complies in all respects with all product safety standards of each applicable product safety Governmental Entity having jurisdiction over the Company, except where the failure to so comply has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries, or an agent of the Company or its Subsidiaries, manufactures each product of the Company and its Subsidiaries in compliance with each device master record (as such terms are defined in the FDA Good Manufacturing Practice and Quality System Regulations) maintained by the Company and its Subsidiaries, or an agent of the Company or its Subsidiaries, for each product of the Company and its Subsidiaries, except when the failure to be in such compliance has not, individually or in the aggregate, had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)           As of the date hereof, no unresolved product liability claims remain pending related to the Company or its Subsidiaries or any of the Company’s or its Subsidiaries’ products.

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SECTION 3.18	Compliance with Law; Sarbanes-Oxley Act.

(a)           Each of the Company and its Subsidiaries is in compliance with all applicable Laws, including compliance with the listing and governance rules and regulations of NASDAQ, except where such noncompliance individually or in the aggregate (x) has not had and would not reasonably be expected to have a Company Material Adverse Effect or (y) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Voting Agreement. This Section 3.18 shall not apply to the Laws that are expressly the subject of Sections 3.08, 3.10, 3.16, 3.17, 3.21, 3.25, 3.26 and 3.33.

(b)           Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extension of credit in the form of a personal loan to any executive officer or director of the Company.

(c)           The Company maintains (i) disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) designed to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and (ii) a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP which includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management or the directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information (and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in internal control over financial reporting) and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

SECTION 3.19        Litigation. Other than the action entitled Tyco Healthcare Group LP, Mallinckrodt Inc. and Liebel-Flarsheim Company vs. E-Z-EM, Inc. Case no. 2-07CV-262, as amended through the date hereof, (the “Tyco Litigation”) or as set forth in Section 3.19 of the Company Disclosure Schedule, there is no material litigation, claim, action, suit, arbitration, mediation, subpoena, investigation or other proceeding administrative, regulatory, judicial or other by or before a Governmental Entity or Person acting in a dispute resolution capacity (each,

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an “Action”) that is pending or, to the Knowledge of the Company, threatened, against, or brought by, any of the Company or its Subsidiaries or any of their officers or directors involving or relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement or the Voting Agreement. There is no Order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of the Company, threatened, against either the Company or its Subsidiaries that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.20	Material Contracts.

(a)           Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list of all Contracts as of the date hereof.

(b)           Except for matters that individually or in the aggregate (x) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (y) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Voting Agreement, each Contract is in full force and effect, valid, binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and, to the Knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for matters that individually or in the aggregate (r) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (s) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Voting Agreement. Except for matters that individually or in the aggregate (I) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (II) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement or the Voting Agreement, the Company has sent no notices of default under any Contract, which default remains uncured, and to the Knowledge of the Company, no other party to any Contract is in material default in respect thereof, and, to the Knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Company has made available to Parent or its representatives true and complete originals or copies of all the Contracts.

(c)           A “Contract” means any binding agreement, contract or commitment to which either the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

(i)            an agreement that would be required to be filed by the Company as a “material agreement” pursuant to Item 601(b)(10) of Regulation S-K under the Securities

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Act or disclosed by the Company on a Current Report on Form 8-K or that if terminated or subject to a default by any party thereto individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect;

(ii)           an agreement (A) with a customer of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has sold or will sell goods and/or services and has derived, or expects to derive, revenue of at least $500,000 in any twelve (12) month period, or (B) with any customer that contains “most-favored nation,” pursuant to which the Company or any of its Subsidiaries has sold or will sell goods and/or services and derived, or expects to derive, revenue of at least $500,000 in any twelve (12) month period;

(iii)          an agreement with a licensor, supplier or other vendor of the Company or any of its Subsidiaries pursuant to which the Company and its Subsidiaries has paid or is expected to pay at least $500,000 to such licensor, supplier or other vendor in any twelve (12) month period;

(iv)          a mortgage, indenture, security agreement, guaranty, pledge and other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice), in each case having an aggregate principal amount of at least $500,000;

(v)           a written employment, change of control, retention or severance agreement or any consulting agreement pursuant to which the Company has paid or is expected to pay at least $100,000 in any twelve (12) month period, or a collective bargaining agreement or other material agreement with any association representing employees (other than customary employment agreements entered into in the ordinary course of business with employees located in Europe);

(vi)          any agreement with a group purchasing organization (“GPO”), distributors and independent hospital networks pursuant to which the Company or any of its Subsidiaries has sold or will sell goods and/or services and has derived, or expects to derive, revenue of at least $500,000 in any twelve (12) month period;

(vii)        any joint venture, partnership or limited liability company agreement with third parties that is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii)       any non-competition agreement or any other agreement or obligation which purports to materially limit (A) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted or (B) the ability of either the Company or its Subsidiaries to provide any type of service presently conducted by the Company or its Subsidiaries;

(ix)           (A) any leases, licenses (for real property), subleases and occupancy agreements, together with all amendments thereto, in which either the Company or its Subsidiaries has a leasehold interest or similar occupancy rights, whether as lessor or

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lessee, and which involve payments by the Company or its Subsidiaries in excess of $250,000 per year (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which either the Company or its Subsidiaries is a lessee is referred to herein as the “Leased Real Property”; the Leased Real Property, together with the Owned Real Property, collectively being the “Company Property”) and (B) any lease or sublease of personal property to which the Company or any of its Subsidiaries is party as either lessor or lessee, that, in the case of (B), is material to the business of the Company and its Subsidiaries, taken as a whole;

(x)           an agreement limiting or restricting the ability of either the Company or its Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

(xi)          a distribution, dealership, representative, broker, sales agency, consulting or advertising contract that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xii)        an agreement requiring capital expenditures in excess of $200,000 in any twelve (12) month period;

(xiii)       an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person or sell, transfer or otherwise dispose of a substantial portion of the assets or capital stock of the Company or its Subsidiaries;

(xiv)       any agreement between the Company or any of its Subsidiaries and any Governmental Entity that is material to the business of the Company and its Subsidiaries, taken as a whole;

(xv)	any agreement relating to the supply of barium sulfate; or

(xvi)       any other material agreement not in the ordinary course of the business of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole.

SECTION 3.21	Employee Plans.

(a)           Section 3.21(a) of the Company Disclosure Schedule sets forth a list: (i) all “employee benefit plans”, as defined in Section 3(3) of ERISA, and all other employee benefit agreements, plans, programs, policies or arrangements, including, without limitation, any such agreements, plans, programs, policies or arrangements providing severance pay, sick leave, employment, severance, retention, change in control, consulting, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or stock awards, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute thereunder for current or former employees, officers, directors, agents, consultants and independent contractors of the Company

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and its Subsidiaries (the “Employee Benefit Plans”), and (ii) all “employee pension benefit plans,” as defined in Section 3(2) of ERISA, maintained or sponsored by the Company or any trade or business (whether or not incorporated) which is under control or treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code (a “ERISA Affiliate”) or to which the Company or any ERISA Affiliate has contributed or has been obligated to contribute thereunder (the “Pension Plans”).

(b)           True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been made available to Parent, to the extent applicable: (i) all plans and related trust documents, and amendments thereto; (ii) Forms 5500 filed for the three most recent plan years; (iii) the most recent IRS determination letter, if any, regarding the tax-qualified status of such Employee Benefit Plan or Pension Plan; (iv) the most recent summary plan descriptions, annual reports and material modifications; (v) the most recent actuarial report, if any; (vi) written descriptions of the terms of all non-written agreements relating to the Employee Benefit Plans or Pension Plans; and (vii) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415 and 416 of the Code.

(c)           None of the Employee Benefit Plans or Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA (“Multiemployer Plan”) or subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code. None of the Company or any ERISA Affiliate has withdrawn at any time within the preceding six years from any Multiemployer Plan or incurred any withdrawal liability which remains unsatisfied and no circumstances have occurred or exist which could reasonably be expected to result in any such liability to the Company or any Subsidiary.

(d)           Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS or can rely on an opinion letter as to its qualification and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Pension Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e)           All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Employee Benefit Plans or Pension Plans or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and all contributions for any period ending on or before the Closing Date which are not yet due will be paid or accrued prior to the Closing Date.

(f)            To the Knowledge of the Company, there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Employee Benefit Plans.

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(g)           There are no pending Actions (other than claims for benefits in the ordinary course) which have been instituted or, to the Knowledge of the Company, asserted against the Employee Benefit Plans or Pension Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation or administration of such plans or the investment of the assets of such plans (other than routine benefit claims), nor does the Company have Knowledge of facts which could reasonably form the basis for any such claim or lawsuit. No Employee Benefit Plan or Pension Plan has been the subject of an audit, investigation or examination by any Governmental Entity to the Knowledge of the Company.

(h)           The Employee Benefit Plans and Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any “party in interest” or “disqualified person” with respect to the Employee Benefit Plans or Pension Plans, as applicable, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or 4975 of the Code pursuant to which the Tax or penalty could be material. No stock or other security issued by the Company or any Affiliate forms or has formed a part of the assets of any Employee Benefit Plan or Pension Plan.

(i)            None of the Employee Benefit Plans or Pension Plans provide retiree life, health or death benefits except as may be required under COBRA or any similar state or local Law at the retirees own expense.

(j)            Except as set forth in Section 3.21(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with the occurrence of subsequent events (i) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; (ii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan, Pension Plan or Contract to any current or former employee; or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, fail to be deductible by reason of Section 280G of the Code.

(k)           No Contract, Employee Benefit Plan, warrant or other compensatory or equity-based arrangement with any employee, officer or director of the Company contains any provision requiring the Company to pay on behalf of, or otherwise reimburse, any such individual for any income or excise Taxes due by such individual upon payment of any benefits by the Company, other than any such obligations as required by applicable laws or regulations.

(l)            Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, or the proposed regulations or final regulations promulgated under Section 409A of the Code.

(m)          All Company Employee Benefit Plans and all Company Pension Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in material compliance with all applicable requirements, (ii) if they are intended to qualify for

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special Tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

SECTION 3.22        Insurance. The Company has made available to Parent true, complete and accurate copies of all material surety bonds and fidelity bonds applicable to the Company or any of its Subsidiaries and all material insurance policies insuring each of the Company and its Subsidiaries and their material assets, properties and operations. All such policies and bonds are in full force and effect in all material respects. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received written notice of cancellation of or cancelled any such insurance. For all material claims made under such policies and bonds, the Company and its Subsidiaries have timely complied in all material respects with any applicable notice provisions.

SECTION 3.23        Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than any of the Subsidiaries of the Company), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that are not disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2007 or any Company SEC Reports filed with the SEC after August 16, 2007.

SECTION 3.24        GPOs, Distributors and Independent Hospital Networks. None of the Company’s top ten (10) GPOs, top ten (10) distributors or top ten (10) independent hospital networks (in each case, with “top” being determined by revenues derived by the Company during the last twelve (12) months) has expressed in writing or, to the Knowledge of the Company, verbally, to the Company or any of its Subsidiaries its intention to cancel, fail to renew or otherwise terminate or materially reduce purchases under agreements with the Company or any of its Subsidiaries.

SECTION 3.25	Labor Matters

(a)           Except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract or similar scheme or arrangement applicable to its employees nor does the Company have Knowledge of any activities or proceedings of any labor union to organize any such employees.

(b)           Except for matters that individually or in the aggregate have not had or would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment. Except as set forth in Section 3.25(b) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) there are no charges with respect to or relating to either the Company or its Subsidiaries pending or threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of

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unlawful employment practices and (ii) neither the Company nor any of its Subsidiaries has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either the Company or its Subsidiaries and no such investigation is in progress.

(c)           Except as set forth in Section 3.25(c) of the Company Disclosure Statement, since there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local “plant closing” Law (“WARN”) with respect to the current or former employees of the Company or its Subsidiaries since June 4, 2006.

SECTION 3.26	Environmental Matters.

(a)           To the Knowledge of the Company, each of the Company and its Subsidiaries is, and has since June 3, 2003 been, in compliance in all material respects with all applicable Environmental Laws.

(b)           To the Knowledge of the Company, each of the Company and its Subsidiaries has in effect all material Licenses and Permits required under all Environmental Laws and all such Licenses and Permits and other authorizations are in full force and effect in all material respects and the Company is in compliance in all material respects with all such licenses, permits and authorizations.

(c)           There is no material Action pending, or to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties under any applicable Environmental Law, and since June 3, 2003, the Company and its Subsidiaries have not received any written notice of any material violation or liability under any applicable Environmental Laws from any Person or any Governmental Entity or of an inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries.

(d)           None of the Company, its Subsidiaries or their respective properties or operations is subject to any orders arising under Environmental Laws nor are there any Actions pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries under any Environmental Law.

(e)           To the Knowledge of the Company, there has been no release or threatened release of any Hazardous Material in violation of applicable Environmental Laws, on, at or beneath any of the Company Property or other properties currently or previously owned or operated by the Company or its Subsidiaries.

(f)            To the Knowledge of the Company, none of the Company or its Subsidiaries has sent or arranged for the disposal of any Hazardous Material, or transported any Hazardous Material in violation of applicable Environmental Laws.

(g)           The Company has made available to Parent copies of all environmental studies, investigations, reports or assessments in the possession or under the control of the Company or its Subsidiaries since June 3, 2003.

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(h)           To the Knowledge of the Company, none of the Company and its Subsidiaries is required to, or is reasonably expected to, incur material costs or expenses in order to cause their operations or properties to comply with applicable Environmental Laws.

SECTION 3.27        No Brokers. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby other than RBC Capital Markets Corporation.

SECTION 3.28        State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.09, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation, is, or at the Effective Time will be, applicable to the Company, the Merger or the other transactions contemplated hereby or by the Voting Agreement.

SECTION 3.29        Opinion of Financial Advisor. RBC Capital Markets Corporation has delivered to the Company Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

SECTION 3.30        Information Supplied. The information supplied or to be supplied by the Company for inclusion in the proxy statement or any amendment or supplement thereto (the “Proxy Statement”) and to be sent to the stockholders of the Company in connection with the Company stockholders meeting to adopt this Agreement and the Merger (the “Company Stockholders Meeting”) shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement shall, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

SECTION 3.31        Board Approval. The Company Board, at a meeting duly called and held, by unanimous vote of its independent members following disclosure made pursuant to Section 144 of the DGCL, (a) has determined that this Agreement and the Merger are advisable, and in the best interests of, the Company and its stockholders, (b) has approved and declared advisable, the agreement of merger (within the meaning of Section 251 of the DGCL) contained within this Agreement and the transactions contemplated by this Agreement and the Voting Agreement, including as necessary so that Parent and Merger Sub, and their respective Affiliates, will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) and (c) has resolved, subject to Section 7.04, to recommend that the holders of the shares of Company Common Stock vote in favor of the adoption of this Agreement at the Company Stockholder Meeting.

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SECTION 3.32        Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger, in accordance with applicable Law and the Company Organizational Documents.

SECTION 3.33        Foreign Corrupt Practices and International Trade Sanctions. Except where failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company, nor any of its Subsidiaries, nor any of their respective Representatives has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act or any other similar Law applicable to the Company or any of its Subsidiaries, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar Laws applicable to the Company or any of its Subsidiaries.

SECTION 3.34        Products. Except for matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) there are no claims, statements or decisions by any Governmental Entity that any products sold, offered for sale or distributed by the Company or any of its Subsidiaries (“Products”) is defective or dangerous or fails to meet any standards promulgated by any Governmental Entity, (b) since June 3, 2004, there have been no recalls ordered by any Governmental Entity nor have there been any voluntary recalls by the Company or any of its Subsidiaries with respect to any Product and (c) to the Knowledge of the Company, there are no facts or circumstances relating to any Products that would be reasonably likely to give rise to a requirement to recall any Products in accordance with applicable Law.

SECTION 3.35        No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transaction contemplated hereunder. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article 3 or in the corresponding section of the Company Disclosure Schedule. Notwithstanding the foregoing, this

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Section 3.35 shall not apply to any claim by Parent or Merger Sub against the Company based on fraud or intentional misrepresentation by the Company or its Affiliates or Representatives.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.01        Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate power to own its properties and assets and to conduct its businesses as now conducted.

SECTION 4.02        No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (a) violate or conflict with any provision of any of Parent’s organizational documents or the organizational documents of Merger Sub as currently in effect, (b) violate any provision of applicable Law, or any order, judgment or decree of any Governmental Entity, (c) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either Parent or Merger Sub or (d) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent or Merger Sub is a party or by which it is are bound or to which any of its properties or assets is subject, except in each case as would not, individually or in the aggregate, prevent or materially delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.

SECTION 4.03        Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or its Subsidiaries or Merger Sub of their obligations hereunder, except for (a) any antitrust, competition or other regulatory approvals and/or notifications required by or of any Governmental Entity in connection with the transactions contemplated by the Agreement, including the Required Approvals; (b) applicable requirements of the Securities Act and of the Exchange Act and the rules and regulations of NASDAQ; (c) state securities, takeover and “blue sky” laws; (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (e) such other consents, waivers, authorizations, declarations, notices, filings and registrations the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement.

SECTION 4.04        Authorization and Validity of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and

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Merger Sub of their obligations hereunder and the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub (and, with respect to Merger Sub, Parent as sole stockholder of Merger Sub), and all other necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute their legal, valid and binding obligation, enforceable against them in accordance with its terms, subject to (a) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing.

SECTION 4.05        No Brokers. Except for Credit Suisse Securities LLC and Evercore Capital Partners, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from Parent in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.06        Information Supplied. The information supplied or to be supplied by Parent specifically for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.07        Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is directly owned of record and beneficially by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangement with any other Person. Merger Sub has no Subsidiaries.

SECTION 4.08        Sufficiency of Funds. Parent shall have, and Bracco Imaging shall ensure that Parent shall have, sufficient funds at the Effective Time for the payment of the Merger Consideration and to perform its other obligations with respect to the transactions contemplated by this Agreement.

SECTION 4.09        Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Stock and none of Parent, Merger Sub or their respective controlled Affiliates holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

SECTION 4.10        Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or

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the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.11        No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company. Notwithstanding the foregoing, this Section 4.11 shall not apply to any claim by the Company against Parent or Merger Sub based on fraud or intentional misrepresentation by Parent or its Affiliates or Representatives.

ARTICLE 5

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

SECTION 5.01	Conduct of Business Before the Closing Date.

(a)           The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise expressly provided by the terms of this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Schedule or as required by applicable Law), unless Parent shall otherwise consent in writing: (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice, and (ii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and key employees of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with Persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as otherwise expressly provided by the terms of this Agreement, or as set forth in Section 5.01(a) of the Company Disclosure Schedule or as required by applicable Law), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent:

(i)            make any change in any of the Company Organizational Documents; issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock (other than upon the exercise of options to purchase shares of Company Common Stock outstanding on the date hereof in accordance with the Company Plans or as set forth in Section 3.06(a) of the Company Disclosure Schedule) or other equity securities, restricted or performance stock award or grant any option, warrant, restricted stock or performance unit, stock appreciation or depreciation right or other right to acquire any capital stock or other

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equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(ii)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(iii)         make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its material assets, Company Property, Intellectual Property or other material rights or any part thereof, other than dispositions of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice;

(iv)          subject any of its or its Subsidiaries’ material assets, properties or rights or any part thereof, to any Lien or suffer such to exist, in each case, other than Permitted Liens;

(v)           redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests;

(vi)          (A) acquire any corporation, partnership, other business organization or any division thereof in any transaction or series of related transactions (including by merger, consolidation or acquisition of stock or assets or any other business combination); (B) acquire assets outside of the ordinary course of business consistent with past practice from any Person for consideration in excess of $500,000 individually or $1,000,000 in the aggregate, other than any such acquisitions required under the terms of any Contract in effect as of the date hereof (including by merger, consolidation, or acquisition of stock or assets or any other business combination); (C) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances; or (D) authorize, or make any commitment with respect to any capital expenditure that is in excess of the amounts included in the budget set forth in Section 5.01(a)(vi) of the Company Disclosure Schedule;

(vii)        amend or modify in any material respect or terminate or (other than in the ordinary course of business and consistent with past practice) enter into any Contract or cancel, modify in any material respect or waive any debts or claims held by it or waive any rights having in each case a value in excess of $500,000;

(viii)       enter into any new (or amend any existing to increase benefits or otherwise) employee benefit plan, program or arrangement or any new (or amend any existing to increase benefits or otherwise) employment, severance, change of control or

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consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), grant any increase in the compensation payable or to become payable to any employee, except as otherwise provided pursuant to the terms of any plan or agreement, as required by law, to the extent necessary to avoid imposition of any Taxes under Section 409A (but only to the extent such amendment does not materially increase the cost of such plan, program or arrangement to the Company, without regard to the time value of money) or for increases in compensation to employees as required under pre-existing contractual provisions that have been disclosed to Parent, or hire any additional employees (except to fill current vacancies) or terminate the employment of any executive officer (other than for “cause”);

(ix)          fail to keep in full force and effect insurance materially comparable in amount and scope to coverage maintained as of the date hereof;

(x)           pay (other than with respect to compensatory payments to current or former employees, officers, consultants or directors, in each case (A) in the ordinary course of business consistent with past practice, (B) as required under agreements in effect as of the date hereof or (C) which have been accrued for on the Company’s balance sheet), lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than wholly owned Subsidiaries);

(xi)          make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in U.S. GAAP or applicable Law, or write off as uncollectible any accounts receivable except in the ordinary course of business and consistent with past practice;

(xii)        make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(xiii)       settle, release or forgive any material claim or litigation (including the Tyco Litigation) or waive any right thereto;

(xiv)	adopt, approve, or agree to adopt, a shareholder rights plan;
(xv)	create any new Subsidiaries; or

(xvi)       announce any intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

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(b)           Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

SECTION 5.02        Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article 9 hereof, the Company shall promptly give Parent written notice with particularity upon having Knowledge of the occurrence of any Effect that would result in the failure of any condition to the Closing set forth in Sections 8.02(a), 8.02(b) or 8.02(f). Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to Parent or the conditions to Parent’s obligation to consummate the Merger.

SECTION 5.03        FDA Correspondence. Subject to applicable Law and applicable confidentiality agreements with any Person, the Company shall promptly provide Parent with copies of any material correspondence with the FDA and any material written comments, notices, supplemental reports or materials received from or provided to the FDA and promptly advise Parent of any oral communications with the FDA.

SECTION 5.04        Section 409A. To the extent requested by Parent, the Company will work with Parent in good faith to amend each Company Employee Benefit Plan and Company Pension Plan to comply with or be exempt from Section 409A of the Code (if applicable).

SECTION 5.05        Exemption from Liability Under Section 16(b). The Company Board (or a committee thereof) shall adopt a resolution in advance of the Effective Time that exempts the disposition of Company equity securities by those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to the Merger from the short-swing profits liability provisions of Section 16 of the Exchange Act by reason of Rule 16b-3.

ARTICLE 6

COVENANTS OF PARENT AND MERGER SUB

SECTION 6.01	Employee Benefits.

(a)           Employees of Company and its Subsidiaries who continue their employment with the Surviving Corporation or who become employees of Parent or any subsidiary of Parent (“Continuing Employees”) shall be given credit for all service with the Company and its Subsidiaries (and their respective predecessors) (or service credited by the Company and its Subsidiaries for similar plans, programs or policies) under all employee benefit and fringe benefit plans, programs and policies of the Parent or its Affiliates in which they become participants for purposes of eligibility, vesting and level of benefits (except to the extent such service credit will result in benefit accrual under any defined benefit pension plans or otherwise result in a duplication of benefits).

(b)           For a period of at least one year following the Closing, Parent shall, either (i) continue to maintain the Employee Benefit Plans and Pension Plans and cause the Continuing

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Employees to be covered thereunder substantially to the same extent covered prior to the Closing; or (ii) provide compensation and employee benefits that, in the aggregate, are no less favorable to those provided under the Employee Benefit Plans and Pension Plans immediately preceding the Closing. Parent shall cause any of its medical, dental or other health plans to (x) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company (the “Company Welfare Plans”); and (y) honor any deductible and out-of-pocket expenses incurred by such employee and his or her beneficiaries under the Company Welfare Plans during the portion of the applicable plan year including the Closing. It is expressly acknowledged and agreed that nothing contained herein shall require a Continuing Employee’s participation in the Bracco Retirement Income Plan.

(c)           To the extent that Parent is a “successor employer,” as such term is defined in Section 54.4980B-9 of the Treasury Regulations, Parent shall satisfy and be fully responsible for any and all obligations arising under Section 4980B of the Code and the regulations promulgated thereunder (“COBRA”) with respect to such employees, former employees and their respective spouses and dependents who participate in any Employee Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) and who are “M&A Qualified Beneficiaries” (as such term is defined in Section 54.4980B-9 of the Treasury Regulations) with such coverage provided through any health plan maintained by Parent (if the corresponding Employee Benefit Plan is terminated). Parent shall satisfy and be fully responsible for any and all COBRA obligations that arise with respect to any M&A Qualified Beneficiary (as such terms is determined in Section 54.4980B-9) entitled to elect continuation coverage pursuant to COBRA as a result of a “qualifying event” that occurred on or prior to the Closing Date.

(d)           Except as provided in this Section 6.01, nothing in this Agreement shall limit or restrict the right of Parent or any of its Subsidiaries to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

(e)           No provision of this Section 6.01 shall create any third party beneficiary rights in any Continuing Employee or any current or former director or consultant of the Company or its Subsidiaries located in the United States in respect of continued employment (or resumed employment) or any other matter.

SECTION 6.02        Directors’ and Officers’ Indemnification and Insurance. (a) Without limiting any additional rights that any employee, officer or director may have under any employment agreement, Employee Benefits Plan, the Company Organization Documents, indemnification agreement or otherwise, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of immediately prior to the Effective Time) and former officer or director of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, arising out of actions taken by them in their capacity as officers or directors at or prior to the Effective Time (including with respect to this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted

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under applicable Law for a period of six years from the Effective Time. Each Indemnified Party will be entitled to advancement of reasonably documented expenses (including reasonable attorney’s fees) incurred in the defense for any such Action from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any pending or threatened Action that names an Indemnified Party as a defendant, unless (i) such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or (ii) such Indemnified Party otherwise consents. Notwithstanding the foregoing, to the extent Costs are covered by insurance and actually paid to the Indemnified Party pursuant to such insurance coverage (“Insurance Proceeds”), and either Parent or the Surviving Corporation has made a payment to the Indemnified Party in connection with such Costs under this Section 6.02, the Indemnified Party shall promptly pay to Parent or the Surviving Corporation, as the case may be, an amount in cash equal to the excess amount of Insurance Proceeds received by such Indemnified Party over the amount of Costs that have not been reimbursed by the Surviving Corporation at the at the time of receipt of such Insurance Proceeds.

(b)           The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. The indemnification agreements between the Company and its directors and officers as in effect on the date thereof shall not be amended, terminated or otherwise modified by the Surviving Corporation for a period of six years from the Effective Date.

(c)           The parties acknowledge and agree that the Company intends, prior to the Effective Time, to purchase directors’ and officers’ liability insurance coverage under a run-off or tail policy providing, for a period of six years after the Effective Time (and at a total cost currently estimated not to exceed $280,000), the same coverage amounts and terms and conditions as those in the policy of directors’ and officers’ liability insurance currently maintained by the Company.  If such insurance policy is in effect at the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain such insurance policy in effect for a period of six years after the Effective Time. The parties agree that, if for any reason such run-off or tail policy is not in effect at the Effective Time, as promptly as reasonably practicable thereafter Parent shall, or shall cause the Surviving Corporation to, obtain a commercially available run-off or tail policy, which shall (i) be for a term of six years from the Effective Time, (ii) provide coverage for each person covered by the Company’s current directors’ and officers’ liability insurance policy in effect on the date hereof, and (iii) be no less favorable with respect to coverage terms and amounts in any material respect than the Company’s current directors’ and officers’ liability insurance policy; provided,

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however, that in no event shall Parent or the Surviving Corporation be obligated or required to pay premiums for such policy under this Section 6.02(c) in excess of 200% of the amount of the current net annual premiums paid by the Company for such directors’ and officers’ liability insurance policy (which current net annual premiums are hereby represented and warranted by the Company to be $85,000).

(d)           In the event the Company, the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, the Surviving Corporation or Parent, as the case may be, or at Parent’s option, Parent, shall expressly assume the obligations set forth in this Section 6.02.

ARTICLE 7

ADDITIONAL COVENANTS OF THE PARTIES

SECTION 7.01	Preparation of Proxy Statement, Company Stockholders Meeting.

(a)           As promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement; provided that the Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on such Proxy Statement (and any amendments or supplements thereto), and shall reasonably consider such comments, prior to filing. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as reasonably practicable after such filing. Parent shall furnish to the Company the information relating to it and Merger Sub that is required by the rules and regulations promulgated by the SEC under the Exchange Act for inclusion in the Proxy Statement. The Proxy Statement shall include the recommendation of the Company Board in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby at the Company Stockholders Meeting (the “Company Recommendation”), except to the extent the Company Board shall have withdrawn, amended or modified such recommendation of this Agreement to the extent such action is permitted by Section 7.04. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable upon the earlier of (x) receiving notification that the SEC is not reviewing the Proxy Statement and (y) the conclusion of any SEC review of the Proxy Statement. The Company shall promptly provide copies, consult with Parent and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and advise Parent of any oral comments received from the SEC. The Company shall cause the Proxy Statement to comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act and the rules and regulations of NASDAQ.

(b)           The Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Exchange Act and the rules and regulations thereunder. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for any amendment of or supplement to the Proxy Statement or comments

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thereon and responses thereto or requests by the SEC for additional information. The Company shall provide Parent and its counsel a reasonable opportunity to review and comment on any such comments and any amendment or supplement to the Proxy Statement made in response thereto and the Company shall reasonably consider Parent’s and its counsel’s comments prior to filing. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the holders of the Company Common Stock.

(c)           Unless the Company Board makes an Adverse Recommendation or terminates this Agreement, in each case pursuant to and in accordance with Section 7.04, the Company (i) shall, acting through the Company Board, cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval and (ii) shall not, unless required under applicable Law, postpone, delay or adjourn the Company Stockholders Meeting without Parent’s prior written consent. In connection with such meeting, the Company shall use its commercially reasonable efforts to obtain the Company Stockholder Approval and otherwise comply with all legal requirements applicable to such meeting.

SECTION 7.02        Access to Information; Preparation of December 31 Financial Statements; Confidentiality.

(a)           The Company shall, and shall cause each of its Subsidiaries to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting any applicable confidentiality agreement with any Person (provided that the Company discloses the existence of any such agreement to Parent and uses its commercially reasonable efforts to obtain waivers under such agreements), afford to Parent and to Parent’s Representatives, reasonable access during normal business hours at all times prior to the Effective Time to all their respective properties, assets, books, records, Contracts, Licenses and Permits, documents, information and Representatives of the Company and its Subsidiaries and records, and shall cause each of its Subsidiaries to make available to Parent, and provide to Parent copies or originals if specifically requested by Parent of, (i) each report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of any applicable Law or Order, (ii) all organizational documents, stock certificates and other evidences of equity interests and investments, stockholders’ registers and other registers of equity interests, minute books, certificates of good standing, authorizations to do business and certified accounts of each Subsidiary of the Company and (iii) all other information concerning its business, properties and personnel as Parent reasonably may request. The Company and Parent shall, and shall cause each of their respective Subsidiaries to, reasonably cooperate to obtain an orderly transition and integration process in connection with the Merger to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its Subsidiaries during the period from

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and after the Effective Time. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any applicable Law or binding agreement entered into prior to the date of this Agreement.

(b)           In furtherance of, but without limitation to, the other provisions of this Section 7.02, after the date hereof, the Company shall, and shall cause its Subsidiaries and their respective directors, officers and employees to, reasonably cooperate, taking into consideration the Company’s periodic reporting obligations under the Exchange Act, and request the auditors of the Company to reasonably cooperate, including by (i) responding to questionnaires and participating in meetings with Representatives of Parent, in order to enable Bracco Imaging to prepare in accordance with IFRS, and have available on or before February 29, 2008, any historical or pro-forma financial statements, includingany audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flow as of and for the twelve (12) months ended December 31, 2007 for the Company and its Subsidiaries (together with the notes thereto) and (ii) making accounting arrangements to enable Parent and Bracco Imaging to separately account for the Company’s injector business commencing January 1, 2007. Parent shall reimburse the Company for all out-of-pocket expenses incurred by the Company or any of its Subsidiaries in connection with this Section 7.02(b).

(c)           All information obtained by Parent, Merger Sub or the Company pursuant to this Section 7.02 shall be kept confidential in accordance with the confidentiality agreement, dated February 26, 2007 (the “Confidentiality Agreement”), between Parent and the Company.

SECTION 7.03	Commercially Reasonable Efforts.

(a)           Subject to the other terms and conditions of this Agreement, and except in connection with any action required to be taken or prohibited from being taken under this Agreement where a different standard is expressly set forth in this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable after the date hereof. In furtherance and not in limitation of the foregoing, if applicable, each party hereto agrees to make any filing required to be made by it by any applicable Regulatory Law with respect to the transactions contemplated hereby as promptly as reasonably practicable, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to such applicable Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under such applicable Regulatory Law.

(b)           Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.03 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Regulatory Law, including the Required Approvals, use its commercially reasonable efforts to, to the extent permitted under applicable Law, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a

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private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party (or their external counsel in respect of competitively sensitive, privileged or confidential matters) to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. In furtherance and not in limitation of the covenants of the parties contained in this Section 7.03(b), each party hereto shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law.

(c)           In furtherance of, but without limitation of, subsections (a) and (b) of this Section 7.03:

(i)            HSR Act. As promptly as practicable after the date hereof, each of the Company and Parent shall prepare and file Notification and Report Forms under the HSR Act with the Unites States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) and provide all supplemental information in connection therewith required to be provided pursuant to the HSR Act. Each of Parent and the Company shall (A) furnish to the other party such necessary information and assistance as the other reasonably may request in connection with its preparation of any filing with, or submission or response to inquiries from, the FTC or the DOJ, (B) keep the other party apprised promptly of the status of all inquiries and requests (if any) for additional information from the FTC or the DOJ, (C) respond as promptly as practicable to all inquiries and requests received from the FTC or the DOJ for additional information or documentation, (D) participate in interviews or meetings reasonably requested by the FTC or the DOJ in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and (E) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto;

(ii)           German Act Against Restraints of Competition. As promptly as practicable after the date hereof, the Company and Parent shall notify the German Federal Cartel Office concerning the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall (A) furnish to the other party such necessary information and assistance as the other reasonably may request in connection with its preparation of any filing with, submission or response to inquiries from, or negotiations with, the German Federal Cartel Office, (B) keep the other party apprised promptly of the status of all inquiries and requests (if any) for additional information from the German Federal Cartel Office, (C) respond as promptly as practicable to all inquiries and requests received from the German Federal Cartel Office for additional information or documentation, and (D) participate in interviews or meetings reasonably requested by the German Federal Cartel Office;

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(iii)         Exon-Florio Provision. As promptly as practicable after the date hereof, the Company and Parent shall submit a joint filing and any requested supplemental information (collectively, the “Joint Filing”) to CFIUS pursuant to 31 C.F.R. Part 800 with regard to the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company shall (A) furnish to the other party such necessary information and assistance as the other reasonably may request in connection with its preparation of any filing with, submission or response to inquiries from, or negotiations with, CFIUS in connection with the Joint Filing, (B) keep the other party apprised promptly of the status of all inquiries and requests (if any) for additional information from CFIUS in connection with the Joint Filing, (C) respond as promptly as practicable to all inquiries and requests received from CFIUS for additional information or documentation in connection with the Joint Filing, and (D) participate in interviews or meetings reasonably requested by CFIUS in connection with the Joint Filing; and

(iv)          ITAR. As promptly as practicable after the date hereof, the Company shall notify DDTC with respect to the transactions contemplated by this Agreement.

(d)           Notwithstanding anything in this Agreement to the contrary, it is hereby expressly agreed that in no event shall Parent or any of its Affiliates be required by this Section 7.03 to take, or commit or agree to take, any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Merger, (ii) that requires the divestiture, licensing or separate holding of (A) any asset of Parent or its Affiliates or (B) any material asset of the Company or its material Subsidiaries, (iii) that imposes any limitation, burden or restriction on the ability of Parent or its Affiliates (A) except as permitted by Section 7.03(d)(ii)(B), to operate the business of the Company from and after the Effective Time in the same manner, in all material respects, as the business of the Company was operated immediately prior to the date hereof, or (B) to have or exercise, in each case from and after the Effective Time, full rights and incidents of beneficial ownership of all of the outstanding shares of capital stock of and in the Surviving Corporation and each of its material Subsidiaries, including with respect to dividends, voting and dispositive power, or (iv) imposes or requires any material limitation, burden or restriction on the ability of Parent, from and after the Effective Time, to designate nominees to, or otherwise to select the composition of, the Board of Directors of the Surviving Corporation and its Subsidiaries, or to appoint or cause the employment of the executive officers, senior management personnel or key policy-making employees of the Surviving Corporation and its Subsidiaries (each of the effects referred to in clauses (i) through (iv) above, a “Materially Burdensome Condition”).

(e)           The parties shall use their commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement or the Voting Agreement and to provide any notices to third parties required to be provided prior to the Effective Time; provided that the Company shall not incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents or certificates without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed.

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SECTION 7.04	Acquisition Proposal.

(a)           The Company shall, and shall cause its Subsidiaries to, and its and their respective Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than Parent and its Affiliates) that has made or indicated an intention to make an Acquisition Proposal. The Company shall use commercially reasonable efforts to have all copies of all non-public information it or its Subsidiaries or their respective Representatives have distributed since February 26, 2007 to Persons who have executed a confidentiality agreement in connection with such Persons’ consideration of an Acquisition Proposal (other than with respect to Parent and its Affiliates), destroyed or returned to the Company as soon as possible.

(b)           Except as set forth in this Section 7.04, the Company shall not, and shall cause its Subsidiaries not to, and shall not permit their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing non-public information) any Acquisition Proposal or the making or receipt thereof, including approving any transaction (or any Person (other than Parent and its Affiliates) becoming an “interested stockholder”) under Section 203 of the DGCL, or (ii) initiate, participate in or knowingly encourage or facilitate any discussions or negotiations regarding, furnish to any Person (other than Parent and its Affiliates) any information with respect to, assist or participate in any effort or attempt by any Person (or any Person (other than Parent and its Affiliates) with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or the making or receipt thereof; provided, however, that, at any time prior to the Company Stockholder Approval, if the Company receives a bona fide written Acquisition Proposal that did not result from a breach of this Section 7.04, the Company may furnish, or cause to be furnished, non-public information with respect to the Company and its Subsidiaries to the Person who made such proposal (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (x) the Company Board determines in good faith (after receiving the advice of its outside legal counsel and financial advisor), that (A) the failure to take such action would reasonably be likely to result in a breach of its fiduciary duties under applicable Law and (B) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (y) prior to taking such action, the Company enters into a confidentiality agreement with respect to such proposal that contains confidentiality and standstill provisions no less restrictive than the Confidentiality Agreement. Without limiting the generality of the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.04(b) by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 7.04(b) by the Company. The Company shall promptly advise Parent orally (with written confirmation to follow within 24 hours) after receipt by the Company of any Acquisition Proposal, including the material terms and conditions thereof and the identity of the Person making any such Acquisition Proposal (attaching, if available, a true and complete copy thereof). The Company shall keep Parent reasonably informed on a prompt basis of the status and material terms (including all changes to the status and material terms) of any such Acquisition Proposal. From and after the date hereof, the Company shall not and shall cause its Subsidiaries not to enter into any confidentiality or other agreement with any Person or group that restricts or prohibits the Company or any of its Subsidiaries from providing to Parent the foregoing information regarding

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(including the identity of the Person submitting) an Acquisition Proposal or which provides for any exclusive right of negotiation or dealing. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and shall use its commercially reasonable efforts to enforce any such agreement at the request of or on behalf of Parent, unless the Company Board determines in good faith (after receiving the advice of its outside legal counsel and financial advisor) that such action (or inaction, in the case of failing to provide any such release or waiver) would be inconsistent with its fiduciary duties under applicable Law.

(c)           Prior to the Company Stockholder Approval, neither the Company Board nor any committee thereof shall (r) withdraw or qualify or modify in a manner adverse to Parent or Merger Sub or propose (publicly or otherwise) to withdraw or to qualify or modify in a manner adverse to Parent or Merger Sub, the Company Recommendation, (s) approve, adopt or recommend, or propose (publicly or otherwise) to approve, adopt or recommend, an Acquisition Proposal to holders of the Company Common Stock (any of (r) and (s), an “Adverse Recommendation”) or (t) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement (x) constituting or relating to, or that is intended or would reasonably be expected to lead to, any Acquisition Proposal, other than a confidentiality agreement referred to in Section 7.04(b) entered into in the circumstances referred to in such Section 7.04(b), or (y) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (any of (x) and (y), an “Acquisition Agreement”). Notwithstanding the foregoing, but subject to the Company’s compliance at all times with the provisions of Section 7.04, (I) if a written Acquisition Proposal is made prior to the Company Stockholder Approval, the Company Board may make an Adverse Recommendation, if (but only if):

(i)            the Company Board has determined in good faith (after receiving the advice of its outside legal counsel and financial advisor) that (A) it is required to make such Adverse Recommendation in order to comply with its fiduciary duties under applicable Law, and (B) such Acquisition Proposal constitutes a Superior Proposal;

(ii)           the Company shall have provided Parent five (5) Business Days’ prior notice (the “Notice Period”) following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company (A) representing to Parent that the Company Board has received a Superior Proposal not in violation of the provisions of Section 7.04, (B) specifying the material terms and conditions of such Superior Proposal (and attaching, if available, the most current and complete version of any written agreement or offer relating thereto), (C) identifying the Person making such Superior Proposal and (D) stating that the Company Board intends to make an Adverse Recommendation; it being understood and agreed that, prior to any such Adverse Recommendation occurring, any amendment to the consideration to be paid in connection with such Superior Proposal or material amendment to such Superior Proposal shall require a new Notice of Superior Proposal with respect to such amendments (a “Subsequent Notice”) and a new three (3) Business Day Notice Period (a “Subsequent Notice Period”);

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(iii)          during such Notice Period or Subsequent Notice Period, as the case may be, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent and its Representatives so as to permit Parent to propose to amend this Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal is no longer determined to constitute a Superior Proposal; and

(iv)           at the end of the Notice Period or any Subsequent Notice Period, as the case may be, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal,

and (II) after an Adverse Recommendation is made in accordance with the foregoing clause (I), the Company shall be entitled to enter into a definitive and binding Acquisition Agreement providing for a Superior Proposal if (but only if) this Agreement is terminated by the Company pursuant to Section 9.01(e) and, concurrently with and as a condition to the effectiveness of any such termination by the Company, the Company shall, concurrently with entering into such definitive and binding Acquisition Agreement, have paid all amounts due to Parent pursuant to Section 9.02. The Company agrees that it will not enter into an Acquisition Agreement providing for a Superior Proposal referred to in this Section 7.04(c) until at least the sixth (6th) Business Day after it has provided the Notice of Superior Proposal or until at least the third (4th) Business Day after it has provided a Subsequent Notice, as the case may be.

(d)           Nothing contained in this Section 7.04 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act, Rule 14e-2(b) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or from making any other disclosure to its stockholders or in any other regulatory filing if, in the good faith judgment of the Company Board (after receiving the advice of its outside legal counsel and financial advisor), failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that (solely except in the case of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) if any such disclosure does not concurrently and expressly reaffirm the Company Recommendation or if it has the effect of withdrawing or qualifying or modifying in a manner adverse to Parent or Merger Sub the Company Recommendation, then such disclosure shall be deemed to be an Adverse Recommendation for all purposes of this Agreement and Parent shall have the right to terminate this Agreement as set forth in Section 9.01(f) and receive the Break-Up Fee in accordance with Sections 9.02 and 9.03.

SECTION 7.05        Stockholder Litigation. The Company shall keep Parent informed of, and Parent shall reasonably cooperate with the Company in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed.

SECTION 7.06        Public Announcements. The initial press release relating to this Agreement shall be a joint release the text of which has been agreed to by each of Parent and the

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Company. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that upon prior consultation with the other party, each of the parties may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by any of the parties in compliance with this Section 7.06.

SECTION 7.07        Tyco Litigation. After the date hereof, the Company shall, to the full extent permitted by Law and (to the extent necessary to preserve the attorney-client privilege) subject to a customary joint defense agreement, (a) promptly inform Parent orally (with written confirmation to follow within two (2) Business Days) of all material developments relating to the Tyco Litigation, (b) consult with Parent with respect to any material action it intends to take in connection with the Tyco Litigation prior to taking such action, (c) provide, or cause to be provided, to Parent copies of all pleadings, responses, analyses, opinions, correspondence and other documents related to the Tyco Litigation (collectively, “Tyco Litigation Documents”), (d) give Parent reasonable opportunity (at least two (2) Business Days) to comment on any Tyco Litigation Document that is prepared by or on behalf of the Company or any of its Affiliates prior to the delivery of such Tyco Litigation Document to or filing with a Governmental Entity or other third party and (e) give Parent the opportunity to participate in the defense or settlement, compromise or resolution of the Tyco Litigation, in whole or in part. The Company shall not, and shall cause its Affiliates and Representatives not to, take any action intended to settle, compromise or resolve the Tyco Litigation, in whole or in part, without Parent’s prior written consent.

SECTION 7.08        J.D. Edwards ERP Implementation Project. As promptly as practicable after the date hereof, the Company shall cause those of its Representatives who are responsible for the J.D. Edwards ERP Implementation Project to meet with Representatives of Parent and engage in good faith discussions and negotiations regarding the timing of, and capital expenditures associated with, the J.D. Edwards ERP Implementation Project.

SECTION 7.09        Credit Facility. After the date hereof, Bracco Imaging shall use its commercially reasonable efforts to, on or prior to November 15, 2007, obtain from a reputable financial institution aggregate financing in the amount of at least $200,000,000, all of which shall be available to Bracco Imaging for use in connection with Parent’s and Merger Sub’s payment obligations under this Agreement.

SECTION 7.10        Cimbar Agreement. Parent hereby agrees that, at the Effective Time, it shall accept and assume (or cause any of its Affiliates to accept and assume) all of the Company’s right, title and interest in and to the Manufacturing and Supply Agreement, dated as of April 30, 2007 (the “Cimbar Agreement”), by and among the Company, E-Z-EM Canada, Inc., and will agree (or cause such Affiliate) to be bound by all of the terms and conditions of, the Cimbar Agreement.

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ARTICLE 8

CONDITIONS PRECEDENT

SECTION 8.01        Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)           HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(b)           German Antitrust Approval. One of the following events shall have occurred (the earliest of which to occur being decisive):

(i)            receipt by the Company or Parent of a written notification or unconditional decision of the German Federal Cartel Office that the Merger does not fulfill the prohibition requirements of the German Act Against Restraints of Competition; or

(ii)           expiry of a period of one month after the German Federal Cartel Office’s receipt of the complete notification of the Merger, unless the German Federal Cartel Office shall have informed the Company or Parent prior to the expiry of such period that an examination of the Merger has been initiated (Section 40 paragraph 1 sentence 1 of the German Act Against Restraints of Competition) or has prohibited the Merger.

(c)           Exon-Florio Provision. The period of time for any applicable review process by CFIUS under the Exon-Florio Provision (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated, CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Agreement has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Provision, or the President of the United States shall have made a decision not to block the transaction.

(d)           Other Required Approvals. All other Required Approvals shall have been obtained.

(e)           Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(f)            Proxy Statement.  No Order suspending the use of the Proxy Statement shall have been issued and be in effect and no proceeding for that purpose shall have been initiated by the SEC and be continuing.

(g)           No Order. No Governmental Entity of competent jurisdiction shall have enacted or issued an order, decree, judgment, injunction or taken any other action (whether temporary, preliminary or permanent) that is in effect (collectively, an “Order”) and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger; provided, however, that the party claiming the failure of the condition set forth in this Section 8.01(g) shall have used commercially reasonable efforts to have such Order vacated.

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SECTION 8.02        Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where legally permissible), on or prior to the Effective Time, of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except (in the case of representations and warranties other than those contained in Section 3.09(b)) for failures to be true and correct that individually or in the aggregate would not have or be reasonably likely to have a Company Material Adverse Effect; provided, that for purposes of determining whether the condition in this Section 8.02(a) is satisfied, references to “Company Material Adverse Effect” and any other materiality qualification contained in such representations and warranties (other than those contained in Section 3.09(b)) shall be ignored.

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d)           Third Party Consents. The Company shall have obtained (i) all consents and approvals of third parties listed on Section 8.02(d) of the Company Disclosure Schedule and (ii) any other consent or approval of any third party (other than a Governmental Entity), required in connection with this Agreement and the transactions contemplated hereby, other than consents or approvals which if not obtained would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e)           No Materially Burdensome Condition. No Governmental Entity of competent jurisdiction shall have enacted or issued an Order that would reasonably be expected to result in a Materially Burdensome Condition.

(f)            No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(g)           Appraisal Rights. Holders of no more than ten percent (10%) of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time shall have exercised their appraisal rights in the Merger in accordance with Section 262.

(h)           Action Taken Under Section 5.01 to Comply with Laws. No action taken by the Company or any of its Subsidiaries pursuant to Section 5.01(a) to comply with applicable Law without Parent’s consent (as required by such Section) shall have otherwise resulted in any material non-compliance by the Company with any covenant contained in Section 5.01(a) (it

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being understood and agreed, however, that the Company shall not be deemed to be in breach of any representation or warranty relating to such Law if Parent refuses to provide such consent).

SECTION 8.03        Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for failures to be true and correct that individually or in the aggregate would not prevent or materially delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement; provided, that for purposes of determining whether the condition in this Section 8.03(a) is satisfied, references to any materiality qualification contained in such representations and warranties shall be ignored.

(b)           Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

SECTION 8.04        Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article 8 to be satisfied if such party’s failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the condition.

ARTICLE 9

TERMINATION

SECTION 9.01               Termination. This Agreement may be terminated and abandoned, whether before or after receipt of the Company Stockholder Approval (except as set forth in this Section 9.01), prior to the Effective Time, by action taken by the Board of Directors of the terminating party, only as follows:

(a)	by the mutual written consent of Parent and the Company;
(b)	by either the Company or Parent by written notice to the other:

  (i)            if at the Company Stockholders Meeting (or at any adjournment or postponement thereof permitted by this Agreement) the Company Stockholder Approval is not obtained (provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to the Company if at such time the Company is in material breach this Agreement);

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(ii)           if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such Order shall have become final and non-appealable; or

(iii)         if the consummation of the Merger shall not have occurred on or before April 30, 2008 (the “Outside Date”); provided, however, that the Outside Date shall be extended to and be deemed to be July 31, 2008 if (but only if) on April 30, 2008, all of the conditions to Closing set forth in Article 8 shall have been satisfied, other than the conditions set forth in Sections 8.01(a), 8.01(b), 8.01(c), 8.01(d), 8.02(c) and 8.03(c);

(c)           by written notice from Parent to the Company, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b), and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of such breach from Parent;

(d)           by written notice from the Company to Parent if Parent or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.03(a) or 8.03(b) and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Parent or Merger Sub within thirty (30) days after Parent’s receipt of written notice of such breach from the Company;

(e)           by written notice from the Company to Parent, at any time prior to the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 7.04(c)(II);

(f)            by written notice of Parent to the Company, if (i) the Company Board (or any committee thereof) shall (A) fail to include the Company Recommendation in the Proxy Statement, (B) make an Adverse Recommendation or resolve to do so, (C) fail to reconfirm the Company Recommendation within five days after Parent so requests in writing (which five day period will be extended for one additional five day period if the Company certifies to Parent prior to the expiration of the initial five day period that the Company Board is in good faith seeking to obtain additional information regarding its decision to reconfirm the Company Recommendation), or (D) if a tender offer or exchange offer for any of the outstanding shares of Company Common Stock has been publicly disclosed (other than by Parent or an Affiliate of Parent) and, the Company Board (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or (ii) (A) the Company breaches or fails to perform in any material respect any of its obligations under Section 7.04, (B) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting (or at any adjournment or postponement thereof permitted by this Agreement) and (C) on or after the date of this Agreement and on or prior to the date of the Company Stockholders Meeting (or any adjournment or postponement thereof permitted by this Agreement), an Acquisition Proposal shall have been publicly announced by any Person or group (other than Parent or any of its

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Affiliates) or publicly disclosed by the Company and remains outstanding at the time of such termination; or

(g)           by written notice of Parent to the Company, if a Governmental Entity of competent jurisdiction shall have enacted or issued a final and non-appealable Order that would reasonably be expected to result in a Materially Burdensome Condition.

SECTION 9.02	Effect of Termination.

(a)           Subject to the remainder of this Section 9.02 and to Section 9.03, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub or the Company and each of their respective directors, trustees, officers, employees, partners, stockholders or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Sections 7.02(c) (Confidentiality), 7.06 (Public Announcements), this 9.02 (Effect of Termination), 9.03 (Fees and Expenses) and Article 10 (Miscellaneous), which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 9.02(a) shall relieve any party hereto from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

(b)           The Company shall pay to Parent an amount in cash equal to $9,000,000 (the “Break-Up Fee”) if:

(i)            this Agreement is terminated by the Company pursuant to Section 9.01(e);

(ii)           this Agreement is terminated by Parent pursuant to Section 9.01(f)(i); or

(iii)         this Agreement is terminated by the Company or Parent pursuant to Section 9.01(b)(iii), without the Company Stockholder Meeting having occurred, or Section 9.01(b)(i), or by Parent pursuant to Section 9.01(c) or Section 9.01(f)(ii), if, in any such case (x) at any time after the date of this Agreement and before such termination (or in the case of a termination pursuant to Section 9.01(f)(ii), on or after the date of this Agreement and on or prior to the date of the Company Stockholder Meeting (or any adjournment or postponement thereof permitted by this Agreement)), an Acquisition Proposal shall have been publicly announced by any Person or group (other than Parent or any of its Affiliates) or publicly disclosed by the Company, and remains outstanding at the time of such termination and (y) within 12 months of such termination the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal (substituting 60% for 20% in the definition thereof) (which need not be the same Acquisition Proposal made prior to termination).

(c)           Any fee due under Section 9.02(b) shall be paid by the Company by wire transfer of same-day funds:

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(i)            in the case of Section 9.02(b)(i), concurrently with (and as condition to the effectiveness of) such termination;

(ii)           in the case of Section 9.02(b)(ii), within one Business Day of such termination; and

(iii)         in the case of Section 9.02(b)(iii), concurrently with the consummation of such Acquisition Proposal (including any such consummation occurring after the twelve (12) month period referred to in such Section with respect to any definitive agreement referred to therein entered into during such twelve (12) month period).

SECTION 9.03	Fees and Expenses.

(a)           Except as set forth in Section 9.02 and this Section 9.03, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees, costs and expenses of agents, representatives, financial advisors, counsel and accountants shall be paid by the party incurring such fees, costs or expenses.

(b)           If this Agreement is terminated by Parent pursuant to Section 9.01(c) or Section 9.01(f)(ii), the Company shall pay to Parent within five Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by Parent in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that such fees and expenses to be paid by the Company hereunder shall not exceed $2,000,000; provided, however, that if a Break-Up Fee is payable by the Company pursuant to Section 9.02(b)(iii), then the Company may reduce the amount to be paid by it pursuant to such Section by the amount of any expense reimbursement paid by the Company to the Buyer pursuant to this Section 9.03(b).

(c)           If this Agreement is terminated by the Company pursuant to Section 9.01(d), Parent shall pay to the Company within five Business Days after the date of termination all documented, reasonable out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers, accountants, financial advisors and investment bankers, incurred by the Company in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, provided that such fees and expenses to be paid by Parent hereunder shall not exceed $2,000,000.

(d)           The parties acknowledge that the agreements contained in Sections 9.02 and 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due under Sections 9.02 or 9.03, the defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any Action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank N.A. plus five percent (5%) per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

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(e)           The parties further acknowledge and agree that (i) damages attributable to a termination of this Agreement as referenced in Sections 9.02 and 9.03 are uncertain in amount, (ii) the fees provided in Sections 9.02 and 9.03 are a reasonable fee and estimate of such damages at the time the parties hereto executed and delivered this Agreement and (iii) the amounts to be paid pursuant to this Section 9.03 constitute liquidated damages negotiated at arm’s-length and do not constitute, and are not intended by the parties to operate as, a penalty.

SECTION 9.04        Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.05        Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01      Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 10.02      Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, that, without the prior consent of the Company, each of Parent and Merger Sub may assign any of its rights hereunder to its Affiliates (but shall remain liable for all of its obligations under this Agreement). Any attempted assignment in violation of this Section 10.02 shall be void. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

SECTION 10.03	Governing Law; Jurisdiction; Remedies.
(a)	This Agreement shall be construed, performed and enforced in accordance

53

with, and governed by, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware.

(b)           Each party hereto irrevocably submits to the exclusive jurisdiction of (i) the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and (ii) the United States District Court for the District of Delaware, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any Action relating hereto in the Chancery Court of the State of Delaware or, if such Action may not be brought in such court for reasons of subject matter jurisdiction in the United States District Court for the District of Delaware. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (A) the Chancery Court of the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.03 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law. The consent to jurisdiction set forth in this Section 10.03 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.03. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.05 as to giving notice thereunder shall be deemed effective service of process on such party.

(c)           Each party acknowledges and agrees that the other parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any Action instituted in any state or federal court sitting in the State of Delaware having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

(d)           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS

54

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.03(D).

Section 10.04	Severability; Construction.

(a)           Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(b)           This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any applicable Law will be deemed to refer to such Law as in effect on the date hereof and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties intend that each representation, warranty, and covenant contained herein will have independent significance. Time is of the essence in the performance of this Agreement.

SECTION 10.05      Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given, delivered and received (a) if

55

delivered personally or (b) if sent by facsimile, registered or certified mail (return receipt requested) postage prepaid, or by courier guaranteeing next day delivery, in each case to the applicable party to whom it is directed at the addresses indicated below:

If to the Company:

E-Z-EM, Inc.

1111 Marcus Avenue

Suite LL-26

Lake Success, New York 11042

Attention: Anthony Lombardo

Peter Graham, Esq.

Tel: (516) 333-8230

Fax: (516) 302-2918

Copy to (such copy not to constitute notice):

Davies Ward Phillips & Vineberg LLP

625 Madison Avenue, 12th Floor

New York, New York 10022

Attention: Steven H. Levin, Esq.

Gerald D. Shepherd, Esq.

Tel: (212) 588-5500

Fax: (212) 308-0132

If to Parent or Merger Sub:

Bracco Diagnostics, Inc.

107 College Road East

Princeton, NJ 08540

Attention: Carlo Medici

Tel: (609) 514-2200

Fax: (609) 514-2424

Copy to (such copy not to constitute notice):

Greenberg Traurig, LLP

The Met Life Building

200 Park Avenue

New York, New York 10166

Attention: Lorenzo Borgogni, Esq.

Tel: (212) 801-9200

Fax: (212) 801-6400

or, as to each of the foregoing, at such other address as shall be designated by such party in a written notice to other parties complying as to delivery with the terms of this Section 10.05. Notices delivered personally shall be effective on the day so delivered, notices sent by registered

56

or certified mail shall be effective five (5) days after mailing, notices sent by facsimile shall be effective when receipt is acknowledged, and notices sent by courier guaranteeing next day delivery shall be effective on the day of actual delivery by the courier.

SECTION 10.06      Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

SECTION 10.07      Parties in Interest. Except for the rights to continued indemnification and insurance pursuant to Section 6.02 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

SECTION 10.08      Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

SECTION 10.09      Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and delivered by means of a facsimile or portable document format (pdf) transmission. This Agreement will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original signature on a paper document or a facsimile copy of such a handwritten original signature shall constitute a signature, notwithstanding any applicable Law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

SECTION 10.10      Company Disclosure Schedule. There may have been included in the Company Disclosure Schedule items which are not “material” and such inclusion shall not be deemed to be an agreement by the Company that such items are “material” or to further define the meaning of such term for purposes of this Agreement.

SECTION 10.11      Bracco Imaging. Bracco Imaging agrees to take all action necessary to cause Parent and Merger Sub to perform all of their respective agreements, covenants and obligations under this Agreement, including by providing Parent or Merger Sub, as the case may be, with all necessary funds to enable Parent or Merger Sub, as the case may be, to comply with its obligations under this Agreement.

57

SECTION 10.12	Definitions. (a) As used in this Agreement:

“Acquisition Proposal” means any oral or written inquiry, proposal, indication of interest or offer from any Person or group (other than Parent, Merger Sub or any of their respective Affiliates), whether in one transaction or a series of transactions, relating to, or that would reasonably be expected to lead to, (a) any direct or indirect acquisition by any means of (i) 20% or more of the consolidated revenues, net income, cash flows or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the equity securities of the Company (including by issuance thereof by the Company) then outstanding; (b) any tender offer or exchange offer, as defined under the Exchange Act, that, if consummated, would result in any Person or group beneficially owning 20% or more of the equity securities of the Company then outstanding; or (c) any merger, consolidation, business combination, recapitalization, reorganization, share exchange, split-off, spin-off, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the Merger and the other transactions contemplated hereby.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Board of Directors” shall mean the Board of Directors of any specified Person.

“Business Day” shall mean any day on which banks are not required or authorized to close in New York, New York or Milan, Italy.

“Company Material Adverse Effect” means any Effect that is materially adverse to (i) the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any of the following be deemed to constitute a Company Material Adverse Effect: (a) any Effect that results from changes in general economic conditions or changes in securities markets in general, (b) any Effect that results from general changes in the industry in which the Company and its Subsidiaries operate, (c) any Effect (including the loss by the Company or any of its Subsidiaries of customers, suppliers or employees) arising out of to the public announcement of the transactions contemplated by this Agreement, (d) any Effect that results from any action taken by the Company at the written request of Parent, (e) any change, in and of itself, in the price or trading volume of the shares of Company Common Stock (it being agreed that this exception does not cover the underlying reasons for such change), (f) in and of itself, meeting, or failing to meet, any internal or published projections, forecasts or review or earnings predictions for any period ending on or after the date of this Agreement (it being agreed that this exception does not cover the underlying reasons for such change), (g) any Effect arising out of the Tyco Litigation, (h) any action or change contemplated by the provisions of this Agreement (other than as a result of the Company’s compliance with its obligation under this Agreement to conduct its business in the ordinary course), or (i) any change in Laws; except in the case of clauses (a) and (b), for any Effect that has a significantly disproportionate adverse impact on the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate.

58

“Effect” means any event, circumstance, change, development, condition or effect.

“Environmental Laws” shall mean any federal, state, local or foreign, statute, regulation, ordinance, order, decree, directive or other requirement of Law (including, without limitation, common law) relating to human health, safety or welfare, wildlife, natural resources, flora, fauna or the environment (including, without limitation, indoor or outdoor air, water, water vapor, groundwater, drinking water, surface or subsurface land, noise and odor), or to the identification, generation, use, labeling, processing, control, transportation, handling, discharge, emission, treatment, storage, disposal, investigation, removal, remediation, import/export, or monitoring of, or exposure to, any pollutant, contaminant, hazardous or solid waste, or any hazardous or toxic substance, or material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Entity” shall mean any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, judicial or arbitral body.

“Hazardous Material” shall mean any product, substance, gas, chemical, microbial matter, material or waste, whose presence, nature, quantity or concentration, either by itself or in combination with other materials is (a) potentially injurious to human health or safety, the environment or natural resources or (b) regulated, monitored or subject to reporting by any Governmental Entity relating to Environmental Laws.

“IFRS” shall mean International Financial Reporting Standards.

“IRS” shall mean the United States Internal Revenue Service.

“J.D. Edwards ERP Implementation Project” shall mean the replacement of MAPIC ERP applications with J.D. Edwards ERP applications.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of the officers of the Company listed on Schedule I (without independent inquiry or investigation).

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, executive order, rule, code, Order, requirement or rule of law (including common law) of a Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“NASDAQ” shall mean The NASDAQ Global Market, Inc.

“Permitted Liens” shall mean (a) liens for utilities and current Taxes and assessments not yet due and payable and (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, and other similar liens arising or incurred in the ordinary course of business not yet due and payable, if the same shall not at the time be delinquent or thereafter can be paid

59

without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person (provided that, in the case of assets material to the business of the Company or any of its Subsidiaries, taken as a whole, such liens do not and would not reasonably be expected to materially impair the continued use or operation of such assets or, in the case of any real property, render the title to such real property unmarketable).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, the German Act Against Restraints of Competition, in each case as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Representative” means, with respect to any Person, (i) such Person’s directors, officers, employees or (ii) any investment banker, financial advisor, attorney, accountant or other advisor, agent representative of such Person, when acting as such or (iii) any controlled Affiliate of such Person.

“Subsidiary” when used with respect to any party shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” means any bona fide, written offer made (not in violation of Section 7.04) to the Company Board by any Person (other than Parent and its Affiliates) that if consummated would result in such Person (or its stockholders, partners, trustees or members) owning, directly or indirectly, in a transaction or series of transactions, more than 60% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 60% of the assets of the Company, that, in each case, the Company Board determines in good faith (after receiving the advice of its outside legal counsel and financial advisor), is (a) reasonably capable of being consummated in accordance with its terms (relative also to the expected time of consummation of the transactions contemplated by this Agreement), taking into account all legal, financial (including whether financing (to the extent required) is then fully committed), regulatory and other aspects of the offer and the Person making the offer and (b) more favorable to the holders of the Company Common Stock from a financial point of view than the Merger taking into account all the terms and conditions of such offer and this Agreement (including any

60

proposal by Parent to amend the terms of this Agreement pursuant to Section 7.04(c)).

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, whether disputed or not, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“U.S. GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

(b)	The following terms have the meaning set forth in the sections set forth below:

Defined Term	Location of Definition
Action	§3.19
Acquisition Agreement	§7.04(c)
Adverse Recommendation	§7.04(c)
Agreement	Preamble
Appraisal Shares	§1.08(e)
Bracco Imaging	Recitals
Break-Up Fee	§9.02(b)
Certificate	§1.08(a)
Certificate of Merger	§1.03
CFIUS	§3.04
Cimbar Agreement	§7.10
Closing	§1.02
Closing Date	§1.02
COBRA	§6.01(c)
Code	§2.07
Company	Preamble
Company Board	§3.05
Company Common Stock	Recitals
Company Disclosure Schedule	Article 3
Company Option	§1.09(a)
Company Option Plans	§3.06(a)(iv)
Company Organizational Documents	§3.01
Company Plans	§3.06(a)(v)
Company Property	§3.20(c)(ix)

61

Defined Term	Location of Definition
Company Recommendation	§7.01(a)
Company SEC Reports	§3.08(a)
Company Stockholder Approval	§3.32
Company Stockholders Meeting	§3.30
Company Welfare Plans	§6.01(b)
Confidentiality Agreement	§7.02(c)
Continuing Employees	§6.01(a)
Contract	§3.20(c)
Costs	§6.02(a)
Credit Facility	§7.09
DDTC	§3.04
DGCL	§1.01
DOJ	§7.03(c)(i)
Effective Time	§1.03
Employee Benefit Plans	§3.21(a)
ERISA Affiliate	§3.21(a)
Exchange Act	§3.04
Exchange Agent	§2.01
Exchange Fund	§2.01
Exon-Florio Provision	§3.04
FDA	§3.04
FDCA	§3.16(a)
FTC	§7.03(c)(i)
GPO	§3.20(c)(vi)
HSR Act	§3.04
Indemnified Parties	§6.02(a)
Insurance Proceeds	§6.02(a)
Intellectual Property	§3.14(a)
ITAR	§3.04
Joint Filing	§7.03(c)(iii)
Lease	§3.20(c)(ix)(A)
Leased Real Property	§3.20(c)(ix)(A)
Licenses and Permits	§3.15(a)
Materially Burdensome Condition	§7.03(d)
Material Unregistered Intellectual Property	§3.14(a)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Multiemployer Plan	§3.21(c)
Notice of Superior Proposal	§7.04(c)(ii)
Notice Period	§7.04(c)(ii)
Order	§8.01(g)
Outside Date	§9.01(b)(iii)
Owned Real Property	§3.12(a)

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Defined Term	Location of Definition
Parent	Preamble
Pension Plans	§3.21(a)
Preferred Stock	§3.06(a)
Products	§3.34
Proxy Statement	§3.30
Registered Intellectual Property	§3.14(a)
Required Approvals	§3.04
Sarbanes-Oxley Act	§3.08(a)
SEC	§2.01
Section 262	§1.08(e)
Securities Act	§3.04
Stockholders	Recitals
Subsequent Notice	§7.04(c)(ii)
Subsequent Notice Period	§7.04(c)(ii)
Surviving Corporation	§1.01
Tyco Litigation	§3.19
Tyco Litigation Documents	§7.07
Treasury Regulations	§2.07
Voting Agreement	Recitals
WARN	§3.25(c)

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BRACCO DIAGNOSTICS, INC.

By: /s/ Carlo Medici
       ——————————————————

Name: Carlo Medici
Title: President & CEO

EAGLE ACQUISITION SUB, INC.

By: /s/ Carlo Medici
       ——————————————————

Name: Carlo Medici
Title: President & CEO

E-Z-EM, INC.

By: /s/ Anthony A. Lombardo
       ——————————————————

Name: Anthony A. Lombardo
Title: President & CEO

Acknowledged and agreed solely with respect to Sections 4.08, 7.09 10.11 and 10.03:

BRACCO IMAGING S.P.A.

By: /s/ Roberto Rettani
       ——————————————————

Name: Roberto Rettani
Title: Managing Director & CEO

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SCHEDULE I

Joseph A. Cacchioli

Peter J. Graham

Anthony A. Lombardo

Jeffrey S. Peacock

Brad. S. Schreck